Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of October 12, 2014, by and among: (i) Danaher Corporation, a Delaware corporation (“Danaher”); (ii) Potomac Holding LLC, a Delaware limited liability company and a wholly-owned subsidiary of Danaher (“Newco”); (iii) NetScout Systems, Inc., a Delaware corporation (“NetScout”); (iv) RS Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of NetScout (“Merger Sub”); and (v) RS Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of NetScout (“Merger Sub II” and, together with Merger Sub, the “Merger Subs”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Danaher, directly and indirectly through its wholly owned Subsidiaries, is engaged in the Communications Business.

B. Danaher has determined that it would be desirable to separate the Communications Business from Danaher.

C. Prior to the Effective Time on the Closing Date (or as otherwise contemplated by Article III of the Distribution Agreement), Danaher and Newco will (i) pursuant to the Distribution Agreement, effect the Newco Transfer and (ii) pursuant to the Distribution Agreement and after the Newco Transfer, effect the Distribution.

D. The respective boards of directors, boards of managers or members, of Danaher, Newco, NetScout and the Merger Subs, as applicable, have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into Newco immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA (the “First Merger”), and the merger of the First Merger Surviving Entity (as defined below) with and into Merger Sub II immediately after the First Merger, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA (the “Second Merger” and, together with the First Merger, the “Mergers”).

E. For federal income tax purposes, (i) it is intended that the Distribution should be tax-free to Danaher and to the Danaher stockholders pursuant to Section 361 and Section 355 of the Code, respectively, and the Mergers will be treated as integrated steps in a single transaction contemplated by this Agreement and will together qualify as a tax-free reorganization within the meaning of Section 368 of the Code, and (ii) this Agreement will be, and is, adopted as a plan of reorganization within the meaning of Section 368 of the Code.

F. As a condition and inducement to Danaher and Newco entering into this Agreement, Danaher and the Chairman, President, and Chief Executive Officer of NetScout have entered into a Voting Agreement, a copy of which is attached hereto as Exhibit B hereto (the “Voting Agreement”), pursuant to which such stockholder has agreed to vote all shares of NetScout Common Stock directly or indirectly held by such stockholder in favor of the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. DESCRIPTION OF TRANSACTION

1.1 The Mergers.

(a) First Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Newco. By virtue of the First Merger, at the Effective Time, the separate existence of Merger Sub shall cease and Newco shall continue as the surviving limited liability company in the First Merger (the “First Merger Surviving Entity”) and shall succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL and the DLLCA.

(b) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Merger Effective Time, the First Merger Surviving Entity shall be merged with and into Merger Sub II, whereupon the separate existence of the First Merger Surviving Entity shall cease and Merger Sub II shall continue as the surviving limited liability company in the Second Merger (the “Second Merger Surviving Entity”) and shall succeed to and assume all the property, rights, privileges and powers and be subject to all of the restrictions, debt and duties of the First Merger Surviving Entity in accordance with the DLLCA.

1.2 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

1.3 Closing; Effective Time. Unless the transactions contemplated hereby shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Mergers and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, Massachusetts, on a date and time to be designated jointly by Danaher and NetScout, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other date, time or place as NetScout and Danaher may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and the DLLCA shall be duly executed by Newco and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The First Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Danaher and NetScout and specified in such certificate of merger (the time as of which the First Merger becomes effective being referred to as the “Effective Time”). Subject to the provisions of this Agreement, a second certificate of merger satisfying the applicable requirements of the DLLCA shall be duly executed by Merger Sub II and as soon as practicable following the Effective Time shall be filed with the Secretary of State of the State of Delaware. The Second Merger shall become effective at the time of filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by Danaher and NetScout and specified in such certificate of merger (the time as of which the Second Merger becomes effective being referred to as the “Second Merger Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) First Merger.

(i) The certificate of formation of Newco shall, by virtue of the First Merger, be amended and restated in its entirety to read as set forth on Exhibit C hereto, and as so amended shall be the certificate of formation of the First Merger Surviving Entity until thereafter amended as provided therein or by applicable Legal Requirement;

(ii) The limited liability company agreement of the First Merger Surviving Entity shall be amended and restated to read as set forth on Exhibit D hereto, and as so amended shall be the limited liability company agreement of the First Merger Surviving Entity until thereafter amended as provided therein or by applicable Legal Requirement; and

(iii) The directors and officers of the First Merger Surviving Entity immediately after the Effective Time shall be the same individuals who are the directors and officers of Merger Sub as in effect immediately prior to the Effective Time.

(b) Second Merger.

(i) The certificate of formation of the Second Merger Surviving Entity shall, by virtue of the Second Merger, be the certificate of formation of Merger Sub II as in effect immediately prior to the Second Merger Effective Time until thereafter amended as provided by applicable Legal Requirement;

(ii) The limited liability company agreement of the Second Merger Surviving Entity shall be the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Merger Effective Time until thereafter amended as provided therein and by applicable Legal Requirement; and

(iii) The directors and officers of the Second Merger Surviving Entity immediately after the Second Merger Effective Time shall be the same individuals who are the directors and officers of Merger Sub II as in effect immediately prior to the Second Merger Effective Time.

1.5 Conversion of Membership Interests in the First Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Danaher, Newco, NetScout, Merger Sub or any stockholder of Danaher or NetScout:

(i) any Newco Membership Interest owned by Danaher or any Subsidiary of Newco immediately prior to the Effective Time (or held in Newco’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Newco Membership Interest owned by NetScout, Merger Sub or any other Subsidiary of NetScout immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(c) and 1.5(d), each Newco Membership Interest outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate number of duly authorized, validly issued, fully paid and nonassessable shares of NetScout Common Stock equal to (x) 62.5 million shares of NetScout Common Stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout Common stock issued in any acquisition contemplated by Section 4.3(b)(v), divided by (y) the aggregate number of Newco Membership Interests issued and outstanding as of immediately prior to the Effective Time (other than shares canceled in accordance with Sections 1.5(a)(i) and 1.5(a)(ii)) (the “Per Share Merger Consideration”); and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of the First Merger Surviving Entity. Pursuant to Section 18-301(b)(3) of the DLLCA, NetScout shall be admitted to the First Merger Surviving Entity as the sole member of the First Merger Surviving Entity, effective at the Effective Time, and the First Merger Surviving Entity shall continue without dissolution.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding Newco Common Units or shares of NetScout Common Stock are changed into a different number or class of shares by reason of any stock or interest split, division or subdivision of shares, stock dividend, distribution of limited liability company interests, reverse stock or interest split, combination of shares, reclassification, recapitalization or other similar transaction, or if a distribution of limited liability company interests or stock dividend is declared by Newco or NetScout, respectively, during such period, then the payment calculations set forth in Section 1.5(a)(iii) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any Newco Membership Interest outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted equity purchase agreement or other Contract with Newco or under which Newco has any rights, then (except to the extent provided in any binding agreement between Newco and the holder thereof): (i) the shares of NetScout Common Stock issued in exchange for such Newco Membership Interests will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) such shares of NetScout Common Stock, whether represented by certificates or in book entry form, may accordingly be marked with appropriate legends. Prior to the Effective Time, Newco shall ensure that, from and after the Effective Time, NetScout or the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable, is entitled to exercise any such repurchase option or other right set forth in any such restricted stock or interest purchase agreement or other Contract.

(d) No fractional shares of NetScout Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Newco Membership Interests who would otherwise be entitled to receive a fraction of a share of NetScout Common Stock (after aggregating all fractional shares of NetScout Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout Common Stock on the NASDAQ Global Select Market on the last business day prior to the date on which the First Merger becomes effective. Payment of cash in lieu of fractional shares of NetScout Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to NetScout of issuing fractional shares of NetScout Common Stock and shall not represent separately bargained-for consideration.

1.6 Exchange of Newco Membership Interests.

(a) Pursuant to Article III of the Distribution Agreement, the Exchange Agent (as defined below) shall hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing all of the outstanding Newco Common Units distributed in the Distribution. Such Newco Common Units shall be converted into shares of NetScout Common Stock in accordance with the terms of this Section 1.

(b) Prior to the Closing Date, Danaher shall appoint a reputable bank or trust company reasonably satisfactory to NetScout as exchange agent in the First Merger (the “Exchange Agent”). Prior to the Effective Time, NetScout shall issue and cause to be deposited with the Exchange Agent, for the benefit of the holders of Newco Common Units, for exchange in accordance with this Section 1, non-certificated shares of NetScout Common Stock represented by book entry issuable pursuant to Section 1.5 (such shares of NetScout Common Stock, together with any dividends or distributions pursuant to Section 1.6(c) received by the Exchange Agent with respect to such shares of NetScout Common Stock, are referred to collectively as the “Exchange Fund”). For the purposes of such deposit, NetScout will assume that there will not be any fractional shares of NetScout Common Stock. NetScout will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Danaher, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.5(d). Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, deliver the NetScout Common Stock to be issued pursuant to this Section 1 from the shares of NetScout Common Stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c) Promptly after the Effective Time, and to the extent not previously distributed in connection with the Distribution, the Exchange Agent will mail to the Persons who were record holders of Newco Membership Interests immediately prior to the Effective Time: (i) a letter of transmittal in customary form; and (ii) instructions for use in effecting the exchange of any Newco Membership Interests for the Per Share Merger Consideration. Upon surrender of a duly executed letter of transmittal, together with such other customary documents as may be reasonably required by the Exchange Agent or NetScout, the holder of such Newco Membership Interests shall be entitled to receive, and the Exchange Agent shall (and NetScout shall cause the Exchange Agent to) in exchange therefor transfer from the Exchange Fund to such holder the number of whole shares of NetScout Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii) (and cash in lieu of any fractional share of NetScout Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.6(d)). From and after the Effective Time, any certificates formerly representing Newco Membership Interests will represent only the right to receive shares of NetScout Common Stock (and cash in lieu of any fractional share of NetScout Common Stock as contemplated by Section 1.5(d) and any dividends or other distributions pursuant to Section 1.6(d)).

(d) No dividends or other distributions declared or made with respect to NetScout Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Newco Membership Interest with respect to the shares of NetScout Common Stock that such holder has the right to receive in the First Merger until such holder exchanges such Newco Membership Interest in accordance with this Section 1.6 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property law, escheat law or other Legal Requirement, to receive all such dividends and distributions theretofore paid or, at the appropriate payment date, payable, in each case, without interest). NetScout shall deposit all such dividends and distributions in the Exchange Fund.

(e) Any portion of the Exchange Fund that remains undistributed to holders of unexchanged Newco Membership Interests as of the date that is one year after the Effective Time shall be delivered to NetScout upon demand, and any holders of Newco Membership Interests who have not theretofore exchanged their Newco Membership Interests in accordance with this Section 1.6 shall thereafter look only to NetScout for satisfaction of their claims for NetScout Common Stock, cash in lieu of fractional shares of NetScout Common Stock as contemplated by Section 1.5(d) and any dividends or distributions pursuant to Section 1.6(d) with respect to shares of NetScout Common Stock, in each case without interest thereon.

(f) Each of the Exchange Agent, NetScout and the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Newco Membership Interest such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Neither NetScout nor the First Merger Surviving Entity nor Second Merger Surviving Entity shall be liable to any holder or former holder of Newco Membership Interests or to any other Person with respect to any shares of NetScout Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.7 Closing of Transfer Books. From and after the Effective Time, the membership transfer books of Newco shall be closed and no transfer shall be made of any Newco Membership Interests that were outstanding as of the Effective Time.

1.8 Tax Consequences. For U.S. federal income tax purposes, the Mergers are intended to be treated as integrated steps in a single transaction and together qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Each party hereto shall cause all Tax Returns relating to the Mergers filed by such party to be filed on the basis of treating the Mergers as a reorganization within the meaning of Section 368(a)(1) of the Code unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by NetScout or the First Merger Surviving Entity or Second Merger Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the First Merger Surviving Entity or Second Merger Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and Newco, the officers and directors of the First Merger Surviving Entity or Second Merger Surviving Entity and NetScout shall be fully authorized (in the name of the Merger Subs, in the name of Newco and otherwise) to take such action.

1.10 Conversion of Shares in the Second Merger. Subject to the terms and conditions of this Agreement, at the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of NetScout, the First Merger Surviving Entity, Merger Sub II or any stockholder of NetScout:

(a) each limited liability company interest of the First Merger Surviving Entity outstanding immediately prior to the Second Merger Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(b) each limited liability company interest in Merger Sub II outstanding immediately prior to the Second Merger Effective Time shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Second Merger Surviving Entity. At the Second Merger Effective Time, NetScout shall continue as the sole member of the Second Merger Surviving Entity, and the Second Merger Surviving Entity shall continue without dissolution.

1.11 Adjustment.

(a) Promptly following the delivery of the Audited Financial Statements pursuant to Section 5.13, Danaher shall cause to be delivered to NetScout a statement setting forth a calculation of the Operating Profit derived from the audited financial statements of the Communications Business for the year ended December 31, 2013 included in the Audited Financial Statements (the “Operating Profit”).

(b) In the event that the Operating Profit is less than the amount set forth on Schedule 1.11(b), then Danaher shall pay to NetScout an amount equal to the product of (x) such shortfall multiplied by (y) 13.1; provided, however, that in no event shall such payment amount exceed $150,000,000 in cash. Such amount shall be paid to NetScout only in the event that the Closing occurs and shall be payable by wire transfer of same-day funds within three (3) business days after the Closing Date. The foregoing adjustment shall not impact NetScout’s rights to terminate this Agreement under Section 8 or its closing conditions under Section 6.

(c) Any payment made pursuant to this Section 1.11 is intended to be treated as a contribution by Danaher to Newco occurring immediately prior to the Closing Date.

2. REPRESENTATIONS AND WARRANTIES OF DANAHER AND NEWCO

Danaher and Newco hereby represent and warrant to NetScout and the Merger Subs as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Danaher Disclosure Letter corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) the assumption that the transactions contemplated by the Distribution Agreement have occurred in compliance with the terms thereof; (c) any exception or disclosure set forth in any other part or subpart of the Danaher Disclosure Letter to the extent it is readily apparent that such exception or disclosure is relevant to such representation and warranty; and (d) any information set forth in the Danaher SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2013 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof), other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Danaher Disclosure Letter identifies, as of the date hereof, each existing Entity that will be a Subsidiary of Newco as of immediately prior to the Distribution based on the Plan of Reorganization as of the date hereof and indicates its jurisdiction of organization.

(b) Each of the Communications Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, other than in the case of clauses (i) through (iii) as would not, either individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

(c) Each of the Communications Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect.

2.2 Certificate of Formation and Other Governing Documents. Danaher has delivered or Made Available to NetScout accurate and complete copies of the certificate of formation, limited liability company operating agreement, certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Communications Companies (to the extent existing as of the date of this Agreement), including all amendments thereto.

2.3 Capitalization, Etc.

(a) On the date of this Agreement, the authorized limited liability company interests of Newco consist of 100 Newco Common Units, of which 100 Newco Common Units are outstanding. Immediately prior to the Distribution, all the outstanding Newco Common Units will be owned directly by Danaher free and clear of any Encumbrance, other than restrictions under applicable securities laws. Immediately following the Distribution, (i) there will be outstanding a number of Newco Common Units determined in accordance with this Agreement and the Distribution Agreement and (ii) no Newco Common Units will be held in Newco’s treasury. As of the date hereof and as of the Effective Time, all of the outstanding Newco Membership Interests will be duly authorized and validly issued.

(b) Except as set forth in Part 2.3(b) of the Danaher Disclosure Letter: (i) none of the outstanding Newco Membership Interests is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Newco Membership Interests is subject to any right of first refusal in favor of Newco; and (iii) there is no Newco Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Newco Membership Interests. None of the Communications Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Newco Membership Interests.

(c) Danaher has delivered or Made Available to NetScout a complete and accurate in all material respects (it being understood that any deviation of less than 10,000 shares (or corresponding or equivalent interests) shall not be deemed a material difference) list, reflecting grants through October 3, 2014, that sets forth the following information with respect to National Equity Awards: (i) the employee identification number of the holder of such Danaher Equity Award; (ii) the type of such Danaher Equity Award (whether a Danaher Option or Danaher RSU); (iii) the number of shares of Danaher Common Stock subject to such Danaher Equity Award; (iv) the per share exercise price (if any) of such Danaher Equity Award; and (v) the applicable vesting schedule in respect of such Danaher Equity Award. Except as otherwise noted on the list referenced in this Section 2.3(c), each Danaher Equity Award that is a Danaher Option is not intended to be an “incentive stock option” (as defined in the Code) nor to qualify for any comparable tax regime in any country. Danaher will deliver or make available to NetScout an updated version of the list referenced in this Section 2.3(c) to reflect any applicable changes thereto within 90 days after the date hereof (which such list will include the country in which each holder is employed or providing services) and periodically thereafter prior to the Closing Date, but in no event later than 60 days after the date on which the previous update is provided. Within 30 days after the date hereof, Danaher will deliver or make available to NetScout (to the extent not provided as of the date hereof) accurate and complete copies of all equity plans and sub-plans pursuant to which any Danaher Equity Awards were granted by Danaher, and the forms of agreements evidencing such Danaher Equity Awards. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Communications Companies.

(d) Except as set forth in Sections 2.3(a) and 2.3(c), or as permitted from and after the date of this Agreement pursuant to Section 4.2, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, membership interests, or other securities of any of the Communications Companies; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, membership interests or other securities of any of the Communications Companies or that has the right to vote on any matter on which the members of Newco have the right to vote; (iii) Contract under which any of the Communications Companies is or may become obligated to sell or otherwise issue any shares of its capital stock, membership interests, or any other securities; or (iv) shareholder rights plan or agreement (i.e., “poison pill”).

(e) All outstanding Newco Membership Interests, all Danaher Equity Awards and other outstanding securities of the Communications Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(f) All of the outstanding shares of capital stock or limited liability company interests, as the case may be, of each of Newco’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Newco, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

2.4 Financial Statements.

(a) Part 2.4(a) of the Danaher Disclosure Letter contains copies of (i) unaudited combined and consolidated balance sheets of the Communications Business as of December 31, 2013 and December 31, 2012 and the unaudited combined and consolidated statements of earnings of the Communications Business for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 (the “Year-End Communications Business Unaudited Financial Statements”), and (ii) unaudited and unadjusted financial data of Fluke Networks, Tektronix Communications and

Arbor Networks as of and for the nine months ended September 26, 2014 (comprised of unadjusted Hyperion data together with a schedule (included in Part 2.4(a) of the Danaher Disclosure Letter) describing the basis of presentation and adjustments that would be necessary to derive financial statements on the same basis of presentation (included in Part 2.4(a) of the Danaher Disclosure Letter) as the Year End Communications Business Unaudited Financials) (the “Unaudited Interim Communications Business Financial Data”) (together with the Year-End Communications Business Unaudited Financial Statements, the “Communications Business Unaudited Financial Statements”). The Communications Business Unaudited Financial Statements were prepared in good faith and derived from the books and records of Danaher and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects the financial position and results of operations of the Communications Business as of the dates and for the periods presented on the basis by which the Communications Business Unaudited Financial Statements were prepared (subject to adjustments which are not material, individually or in the aggregate) (it being understood, however, that the Communications Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Communications Business Unaudited Financial Statements will reflect certain cost allocations made that may not reflect what would have been incurred if the Communications Business had been a standalone business).

(b) When delivered pursuant to Section 5.13, the Audited Financial Statements shall present fairly in all material respects the financial position and results of operations of the Communications Business as of the dates thereof or for the periods covered thereby, and will have been prepared in accordance with GAAP consistently applied based on the historic practices and accounting policies of Danaher to the extent compliant with GAAP (it being understood, however, that the Communications Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Audited Financial Statements will reflect certain cost allocations made that may not reflect what would have been incurred if the Communications Business had been a standalone business). The Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the NetScout Form S-4 Registration Statement.

(c) Danaher maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to Danaher and its Subsidiaries, taken as a whole. To the Knowledge of Danaher, since December 31, 2013, neither Danaher nor any of its Subsidiaries has identified or been made aware of any material illegal act or fraud related to the business of the Communications Business.

(d) None of the information to be supplied by or on behalf of Danaher or Newco for inclusion or incorporation by reference in the NetScout Form S-4 Registration Statement or the Newco Registration Statements will, at the time the NetScout Form S-4 Registration Statement or the Newco Registration Statements, respectively, is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Danaher or Newco for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of NetScout or at the time of the NetScout Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The

Newco Registration Statements will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Danaher or Newco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of NetScout for inclusion or incorporation by reference in the Newco Registration Statements.

(e) After giving effect to the Distribution and the other transactions contemplated by the Distribution Agreement, the Communications Business has not incurred any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Communications Business Unaudited Financial Statements in accordance with GAAP, as in effect on the date of this Agreement, except for (i) those liabilities that are reflected or reserved for in the Unaudited Interim Communications Business Financial Data, (ii) liabilities that have been incurred by the Communications Business since June 27, 2014 in the ordinary course of the Communications Business consistent with past practice, (iii) liabilities under this Agreement or incurred in connection with the Contemplated Transactions and (iv) liabilities that are not, individually or in the aggregate, material to the Communications Business, or that are described in Part 2.4(e) of the Danaher Disclosure Letter.

2.5 Absence of Changes. Except as expressly contemplated by this Agreement, since June 27, 2014 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Distribution Agreement), the Communications Business has operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Newco Material Adverse Effect. Except as expressly contemplated by this Agreement, since June 27, 2014 through the date of this Agreement, neither the Communications Business nor the Communications Companies have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of NetScout pursuant to Sections 4.2(b)(iv) and 4.2(b)(vii)-(xii).

2.6 Title to and Sufficiency of Assets.

(a) After giving effect to the Contemplated Transactions described in or contemplated by the Distribution Agreement, the Communications Companies will have good and valid title to all of the Newco Assets transferred under the Distribution Agreement. All of said assets are, or after the Distribution will be, owned by the Communications Companies free and clear of any Encumbrances, except where (i) the conveyance of any such assets requires a Consent which is not obtained, in which case the provisions of Section 1.08 of the Distribution Agreement will govern or (ii) the failure to have such good and valid title results from any liens described in Part 2.6(a) of the Danaher Disclosure Letter, liens created or otherwise imposed by the NetScout Companies or any other Permitted Encumbrance. After giving effect to the Distribution and the other Contemplated Transactions described in or contemplated by the Distribution Agreement, the Communications Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them and the Communications Companies enjoy undisturbed possession of such leased assets, except where (i) the conveyance of any such assets requires a Consent which is not obtained, in which case the provisions of Section 1.08 of the Distribution Agreement will govern or (ii) the failure to have such valid leasehold interest results from any liens described in Part 2.6(a) of the Danaher Disclosure Letter, liens created or otherwise imposed by the NetScout Companies or any other Permitted Encumbrance.

(b) At the Effective Time, the Newco Assets and the properties and rights of the Communications Companies, taken together with the benefits of any alternative arrangements provided pursuant to Section 1.08 of the Distribution Agreement, the services available from Danaher under the Transition Services Agreement and the licenses from Danaher under the Trademark License Agreement, the IP License Agreement and the DBS License Agreement, will be sufficient for NetScout and the Communications Companies to operate the Communications Business immediately following the Effective Time in all material respects as it is currently conducted.

(c) No representation is made in this Section 2.6 with respect to title to or the sufficiency of any intellectual property assets.

2.7 Real Property; Leasehold.

(a) No Communications Company owns any real property.

(b) Part 2.7(b) of the Danaher Disclosure Letter sets forth an accurate list of each lease pursuant to which any of the Communications Companies leases or uses real property from any other Person for annual rent payments in excess of $500,000. (All real property leased to or used by the Communications Companies pursuant to the real property leases identified or required to be identified in Part 2.7(b) of the Danaher Disclosure Letter, including all buildings, structures, fixtures and other improvements leased to the Communications Companies, is referred to as the “Newco Leased Real Property.”) To the Knowledge of Danaher, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Newco Leased Real Property. Part 2.7(b) of the Danaher Disclosure Letter contains an accurate and complete list of all subleases, occupancy agreements and other Newco Contracts granting to any Person (other than any Communications Company) a right of use or occupancy of any of the Newco Leased Real Property in effect as of the date of this Agreement. Except as set forth in the leases or subleases identified in Part 2.7(b) of the Danaher Disclosure Letter, there is no Person in possession of any Newco Leased Real Property other than a Communications Company.

2.8 Intellectual Property; Privacy.

(a) Registered IP. Part 2.8(a)(i) of the Danaher Disclosure Letter identifies, as of the date of this Agreement: (i) each material item of Registered IP in which Danaher or any of its Subsidiaries (including the Communications Companies) has or purports to have (including as a result of the transfers under the Distribution Agreement) an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) and that either: (A) covers any Newco Product or (B) that covers or that would be infringed by the operation of the Communications Business, including the manufacture, development, sale, import, support, maintenance or testing of any Newco Product or the provision of any service or test using the Newco Product (the “Newco Material Registered IP”); and (ii) any Person other than the Communication Companies that has an ownership interest in such item of Newco Material Registered IP and the nature of such ownership interest. Except as set forth in Parts 2.8(a)(ii) and 2.8(c) of the Danaher Disclosure Letter, and except with regard to non-exclusive licenses granted to Communications Companies’ distributors, resellers and end-user customers in connection with the sale, distribution or use of the Newco Products in the ordinary course of business of the Communications Companies, no material licenses, covenants not to sue, or other similar rights under the Newco Material Registered IP have been granted to any Person, including as a result of any participation in an industry association, standard setting organization or similar body.

(b) Inbound Licenses. Part 2.8(b) of the Danaher Disclosure Letter accurately identifies each Contract in effect as of the date of this Agreement pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed by any Person to Danaher, its Subsidiaries or the Communications Companies, which Contract is material to the Communications Business, including material licenses to any Intellectual Property included in, or Intellectual Property Rights embodied by, the Newco Products or used in connection with or necessary to any development, manufacture, distribution, other commercialization, maintenance or support of the Newco Products as currently conducted (“Newco Material Inbound License”), other than (1) Contracts between Danaher or its Subsidiaries, on the one hand, and their respective employees, on the other hand, in Danaher’s standard form thereof, (2) licenses for standard commercially available off the shelf software or hardware with annual fees of less than $200,000 (“Shrink-Wrap”), (3) licenses to Open Source Code, other than that set forth in Section 2.8(i), (4) licenses for technology used exclusively by the data communication cable installation and communications service provider business of Danaher and its Subsidiaries, and (5) non-exclusive licenses to third-party software or hardware that is not incorporated into, or necessary for the development, manufacturing, testing, distribution, maintenance, or support of, any Newco Product and that is not otherwise material to the Communications Business (together with Newco Material Inbound Licenses, the “Newco Inbound Licenses”). To the Knowledge of Danaher, no material royalties or similar amounts in excess of $200,000 during any calendar year are payable by Danaher or its Subsidiaries or, after or as a result of the consummation of the transactions contemplated hereby, will be payable by the Communications Companies under the terms of any Newco Inbound Licenses other than Newco Material Inbound Licenses.

(c) Outbound Licenses. Part 2.8(c) of the Danaher Disclosure Letter identifies each material Contract, other than non-exclusive customer or sales channel Contracts for Newco Products entered into in the ordinary course of business and that does not materially differ in substance from standard form agreements and other than Contracts listed in Section 2.9(a), to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Newco IP, in each case in effect as of the date of this Agreement.

(d) Ownership Free and Clear. The Communications Companies exclusively own all right, title, and interest to and in the Newco IP free and clear of any Encumbrances other than licenses and similar rights granted by any Communications Company (including as set forth in Parts 2.8(a), 2.8(b) and 2.8(c) of the Danaher Disclosure Letter, and subject to the exceptions set forth in Sections 2.8(a), 2.8(b) and 2.8(c)) and other than Permitted Encumbrances. Without limiting the foregoing, to the Knowledge of Danaher, neither Danaher nor any of its Subsidiaries has transferred to, or permitted under any Contract to which Danaher or its Subsidiary is a party, any Person other than the Communications Companies to retain ownership of, or an exclusive license to: (i) the Intellectual Property Rights in or to any Derivatives of any Proprietary Newco Product, whether developed by or for Danaher or its Subsidiaries, or by or for such other Person, under any such Contract; or (ii) any interfaces developed by, with, or on behalf of, Danaher or its Subsidiaries between any Newco Product and any Person’s software or product; except in the foregoing (i) and (ii) under any Contract set forth in Parts 2.8(a), 2.8(b) or 2.8(c) of the Danaher Disclosure Letter or that is not otherwise material to the Communications Business. As of the date of this Agreement, no material item of Newco IP is subject to any action or outstanding Order or settlement agreement or stipulation in litigation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by Danaher or its Subsidiaries (including any Communications Company) or affects the validity, use, ownership, registrability or enforceability of such Newco IP. Except with regard to certain Danaher corporate names and marks set forth in Part 2.8(d) of the Danaher Disclosure Letter, no rights, title or interest in the names or other indicia of commercial source or origin used to designate any material Newco Products prior to Closing are owned by any Entity (including Danaher or its Subsidiaries) other than the Communications Companies.

(e) Valid and Enforceable. To the Knowledge of Danaher, none of the material Newco IP is invalid or unenforceable.

(f) Protection of Proprietary Information. Danaher and each of its Subsidiaries (including the Communications Companies) have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all material proprietary information pertaining to the Communications Business and all Proprietary Newco Products, and except as set forth in Part 2.8(f) of the Danaher Disclosure Letter, no source code owned by Danaher or its Subsidiaries for any Proprietary Newco Product has been disclosed or delivered to any Person who is not a Newco Employee.

(g) Sufficiency. Danaher or its Subsidiaries owns or otherwise has, and after the Closing the Communications Companies will have (including as a result of the transfers under the Distribution Agreement), taken together with the benefits of any alternative arrangements provided pursuant to Section 1.08 of the Distribution Agreement, the services available from Danaher under the Transition Services Agreement and the licenses from Danaher under the Trademark License Agreement, the IP License Agreement and the DBS License Agreement, all Intellectual Property and Intellectual Property Rights needed to conduct the Communications Business in all material respects as it is currently conducted, including as may be necessary to so design, develop, copy, modify, make, test, support, maintain, market, license, sell or otherwise commercialize (as applicable) the Newco Products without infringing the Intellectual Property Rights of Danaher or its Affiliates; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered under Section 2.8(i).

(h) Third-Party Infringement of Newco IP. To the Knowledge of Danaher, no Person in the past three (3) years has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any material Newco IP.

(i) No Infringement of Third Party IP Rights. To the Knowledge of Danaher, the conduct of the Communications Business and of the Communications Companies as conducted in the past three (3) years, including the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Newco Products as so conducted, does not and has not in the past three (3) years infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, as relates to the Communications Business, including Newco IP or the Newco Products, as of the date of this Agreement, no infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of Danaher, threatened in writing against Danaher or its Subsidiaries (including the Communications Business and Communications Companies) or, to the Knowledge of Danaher, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Danaher or its Subsidiaries (including the Communications Business and Communications Companies) of the foregoing with respect to such claim or Legal Proceeding, and except as set forth in Part 2.8(i) of the Danaher Disclosure Letter, no Person has made a written request against Danaher or its Subsidiaries (including the Communications Business and Communications Companies) to be indemnified, defended, held harmless, or reimbursed with respect to any such claim or Legal Proceeding. No Proprietary Newco Product contains, is derived from, or is distributed with Open Source Code in a manner that has resulted in a requirement or condition that any Proprietary Newco Product or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge.

(j) To the Knowledge of Danaher, (i) Danaher and its Subsidiaries have since January 1, 2012 materially complied with, and, as of the date of this Agreement, no Person (including any Governmental Body) has asserted a claim against, or otherwise tendered written notice to, Danaher or its Subsidiaries, in connection with the Communications Business, alleging a material violation of any privacy policy of the Communications Companies (including those posted on the Newco Web Sites) or the applicable Legal Requirements pertaining to privacy and data (including Personal Data) protection, and (ii) there have been no unauthorized intrusions or breaches of the security of the Communications Companies’ information technology systems resulting in any material data breach.

(k) This Section 2.8 contains the sole and exclusive representations and warranties of Danaher and Newco under this Agreement with respect to Intellectual Property matters (other than Contracts required to be disclosed pursuant to Section 2.9(a)(iii)).

2.9 Contracts.

(a) Part 2.9(a) of the Danaher Disclosure Letter identifies each Newco Material Contract that is executory as of the date of this Agreement. For purposes of this Agreement, “Newco Material Contract” shall mean:

(i) any Contract which is in effect and is material to the Communications Business taken as a whole and not entered into in the ordinary course of business;

(ii) any Contract: (A) pursuant to which any of the Communications Companies is or may become obligated to make any severance, termination or similar payment to any Newco Associate or any spouse, heir or Representative of any Newco Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $500,000 per employee; or (B) pursuant to which any of the Communications Companies is or reasonably would be expected to become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $500,000 to any Newco Associate for the calendar year 2014;

(iii) any Contract identified or required to be identified in Part 2.8 of the Danaher Disclosure Letter;

(iv) with respect to the Communications Business, any Contract with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $5,000,000 in the fiscal year ended December 31, 2013, in each case that provides exclusivity rights to any third party;

(v) any Contract that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary Newco Products, which supplier is the only source of supply in the market place or only supplier to the Communications Business or that imposes a minimum purchase order, in each case, involving payments in excess of $5,000,000 in the fiscal year ended December 31, 2013;

(vi) any Contract imposing any material restriction on the right or ability of the Communications Business taken as a whole: (A) to compete with any other Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect the conduct of the Communications Business taken as a whole as currently conducted;

(vii) with respect to which a Communications Company will be party at the Effective Time, any Contract relating to any currency hedging;

(viii) any Contract relating to the lease or sublease of Newco Leased Real Property or of any real property owned by any Communications Company, in each case with annual rent payments in excess of $500,000;

(ix) with respect to the Communications Business, any Contract that: (A) resulted in revenue to or expenses of the Communications Business in excess of $5,000,000 in the fiscal year ending December 31, 2013 or (B) is reasonably expected to result in revenue to or expenses of the Communications Business in excess of $5,000,000 in the fiscal year ending December 31, 2014; and

(x) any Contract, the termination of which would reasonably be expected to have a Newco Material Adverse Effect.

Danaher has delivered or Made Available to NetScout an accurate and complete copy of each Newco Contract that constitutes a Newco Material Contract.

(b) Each Newco Contract that constitutes a Newco Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.9(c) of the Danaher Disclosure Letter: (i) neither Danaher nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any Newco Material Contract; and (ii) to the Knowledge of Danaher, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Newco Material Contract, in each case of subsections (i) and (ii) of this Section 2.9(c).

(d) Except as set forth in Part 2.9(d) of the Danaher Disclosure Letter:

(i) neither the Communications Business nor any Communications Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii) each Communications Company has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids; and

(iii) the Communications Companies have not, nor to the Knowledge of Danaher have any of the Newco Employees, been barred or suspended from doing business with any Governmental Body.

2.10 Compliance with Legal Requirements; Regulatory Matters. The Communications Business and each of the Communications Companies is, and since January 1, 2012 has been, in compliance with all applicable Legal Requirements, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

Since January 1, 2012, neither Danaher nor any of its Subsidiaries (with respect to the Communications Business) nor any of the Communications Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body.

2.11 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) Since January 1, 2009 no Communications Business nor any Communications Company nor, to the Knowledge of Danaher, any of their respective agents, channel partners, resellers, or representatives with respect to the Communications Business (i) has directly or indirectly offered, promised or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person in respect of the Communications Business, private or public, regardless of what form, (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.), (as amended the “FCPA”) or the UK Bribery Act 2010 and (iii) has received any notice from, or voluntarily provided any notice to, a Governmental Authority with respect to the Communications Business or a Communications Company that alleges any of the foregoing. With respect to any relevant portion of the Communications Business or a Communications Company that was acquired by Danaher after January 1, 2009, the foregoing representation is made to the Knowledge of Danaher with respect to the time period between January 1, 2009 and such acquisition.

(b) Since January 1, 2012, the Communications Business and each Communications Company has complied and is in compliance in all material respects with applicable provisions of the U.S. export, anti-boycott, and sanctions laws, and regulations implemented thereunder, including, but not limited to, the Arms Export Control Act of 1976 (22 U.S. Code Ch. 39), the Export Administration Act of 1979 (50 U.S. Code §§ 2401 et. seq.), the International Emergency Economic Powers Act (50 U.S. Code §§ 1701 et. seq.), the Trading with the Enemy Act (50 U.S.C. app. §§ 1 et. seq.), and the various sanctions programs and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, all as amended (collectively, “U.S. Export Control Laws”).

(c) Since January 1, 2012, the Communications Business and each Communications Company have obtained all approvals or licenses necessary for exporting and importing the Newco Products in accordance with all applicable U.S. Export Control Laws, non-U.S. export control laws, and import laws.

2.12 Governmental Authorizations. Danaher and its Subsidiaries (and after giving effect to the Distribution and the other transactions contemplated by the Distribution Agreement, the Communications Companies will) hold all material Governmental Authorizations necessary to enable the Communications Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Danaher and its Subsidiaries (including each Communications Company) are, and at all times since January 1, 2012 have been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

2.13 Tax Matters.

(a) Each material Tax Return required to be filed by or on behalf of the respective Communications Companies or with respect to the Communications Business with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Communications Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Communications Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of Danaher, no Communications Company and no Communications Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Communications Company Returns has been granted (by Danaher, Newco or any other Person), and no such extension or waiver has been requested from any Communications Company.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of Danaher, has been threatened against or with respect to any Communications Company or with respect to the Communications Business in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Danaher or any of its Subsidiaries with respect to the Communications Business or with respect to any Communications Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Communications Companies and with respect to which adequate reserves for payment have been established on the Communications Business Unaudited Financial Statements). There are no liens for material Taxes upon any of the Newco Assets except liens for current Taxes not yet due and payable.

(d) No written claim has ever been made by any Governmental Body in a jurisdiction where a Communications Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(e) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Communications Company is a party, other than (i) the Tax Matters Agreement, and (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(f) Other than in connection with the Distribution or otherwise in connection with the separation of the Communications Business, no Communications Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g) No Communications Company is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Communications Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The Communications Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other person.

(j) Neither Danaher nor any Communications Company has taken any action or knows of any fact that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) This Section 2.13 contains the sole and exclusive representations and warranties of Danaher and Newco herein with respect to Tax matters.

2.14 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.14(a) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) as of the date of this Agreement, none of the Communications Companies is a party to any collective bargaining agreement or other Contract with a labor organization, employee representative or works council representing any of its employees and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Danaher, seeking to represent any employees of any of the Communications Companies; (ii) since January 1, 2012 through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Communications Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of Danaher, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; and (iv) as of the date of this Agreement, there is no material claim or grievance pending or, to the Knowledge of Danaher, threatened against any Communications Company arising under any collective bargaining agreement or other Contract with a labor organization, employee representative or works council relating to any terms or conditions of employment.

(b) Within 30 days after the date hereof, Danaher will deliver or make available to NetScout (to the extent not provided as of the date hereof) accurate and complete copies of, in each case with respect solely to any material Danaher Employee Plan or material Danaher Employee Agreement (x) under which any member of the Newco Group (as defined in the Employee Matters Agreement) or NetScout has or may have any material liability or a material obligation under the terms of the Employee Matters Agreement, (y) with respect to Danaher Employee Plans, the terms and conditions of which serve as the basis for the provision of comparable or similar benefits to the Newco Employees after the Closing Date, in accordance with the terms and conditions of the Employee Matters Agreement, or (z) as to which, in accordance with the Employee Matters Agreement, NetScout is required to determine whether NetScout or any member of the Newco Group is obligated under applicable Law to assume sponsorship or material liabilities for or otherwise maintain a Danaher Employee Plan after the Closing Date (any such Danaher Employee Plan referenced in (x), (y) or (z), the “Newco Plans”): (i) all documents setting forth the terms of each such Newco Plan, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description; (iii) the most recent annual reports (Form 5500s and all schedules and financial statements attached thereto), if any; and (iv) all material correspondence in its possession regarding any such Newco Plan regarding any audit, investigation or proceeding before any Governmental Body regarding such Newco Plan or any fiduciary thereof; provided that, if Danaher uses commercially reasonable efforts to provide or make available any such document to NetScout, but is not able to so deliver it within 30 days after the date hereof, it will provide or make available such document to NetScout within 60 days after the date hereof. Danaher will deliver or Make Available to NetScout an updated version of the list referenced in this Section 2.14(b) to reflect any applicable changes thereto within 90 days after the date hereof and periodically thereafter prior to the Closing Date, but in no event later than 60 days after the date on which the previous update is provided. Danaher has delivered or Made Available to NetScout an accurate and complete copy of the most recent IRS determination or opinion letter issued with respect to the Danaher Employee Plan intended to be qualified under Section 401(a) of the Code in which Newco Employees participate as of the date hereof.

(c) Except as set forth in Part 2.14(c) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) each of the Communications Companies and Danaher Affiliates has performed in all material respects all obligations required to be performed by it under each Newco Plan and each Newco Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements; (ii) as of the date of this Agreement, there are no material audits or inquiries pending or, to the Knowledge of Danaher, threatened by the IRS, the DOL or any other Governmental Body with respect to any such Newco Plan (or any fiduciary thereof); (iii) as of the date of this Agreement, there are no material actions, suits or claims pending, or to the Knowledge of Danaher, threatened or reasonably anticipated (other than routine claims for benefits) against any such Newco Plans, or against the assets of any such Newco Plan; (iv) full and timely payment has been made of all material amounts which Danaher or its Affiliates or the Communications Companies are required, under applicable law or under any Newco Plan, to have paid as a contribution or payment for any Newco Associate, in respect of any Newco Plan, and all such contributions or payments for any period that are not yet due have been made, paid or properly accrued in accordance with GAAP applied on a consistent basis.

(d) Any Newco Plan in which any Newco Employee is a beneficiary that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.

(e) Except as set forth in Part 2.14(e) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) none of the Communications Companies, and no Danaher Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (A) Danaher Pension Plan subject to Title IV of ERISA; (B) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (C) plan described in Section 413 of the Code, in each case pursuant to which a Newco Employee is or was a beneficiary and (ii) no Danaher Employee Plan provides (except at no cost to the Communications Companies or any Danaher Affiliate), or reflects or represents any liability of any of the Communications Companies or any Danaher Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Newco Employee, except as may be required by COBRA or other applicable Legal Requirements.

(f) Except as set forth in Part 2.14(f) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, as relates to the Newco Associates, none of the Communications Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(g) Except as set forth in Part 2.14(g) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, Danaher and its Affiliates, including the Communications Companies, are in compliance in all material respects with all Legal Requirements relating to terms and conditions of employment, employment practices, wages, hours, and other labor related matters with respect to the Newco Employees.

2.15 Environmental Matters. The Communications Companies and the Communications Business has complied with all Legal Requirements intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”) except where any such noncompliance would, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. No Communications Company has released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except where any such release, handling, generation, use, storage, transport or disposal would not, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. Danaher has no Knowledge of any environmental investigation, study, test or analysis, the purpose of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Communications Business has been conducted. The Communications Companies have no Environmental Liabilities that would reasonably be expected to have a Newco Material Adverse Effect. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Law which (i) arise out of or in any way relate to the operations or activities of the Communications Companies, or any real property at any time owned, operated or leased by the Communications Companies, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

2.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the Communications Business, the Newco Assets and the Communications Companies is in full force and effect.

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.17(a) of the Danaher Disclosure Letter, there is no material pending and served Legal Proceeding affecting the Newco Assets, Communications Business or the Communications Companies, or (to the Knowledge of Danaher) any pending but not served Legal Proceeding affecting the Newco Assets, Communications Business or the Communications Companies and, to the Knowledge of Danaher, no Person has threatened to commence any material Legal Proceeding affecting the Communications Business.

(b) There is no Order to which any of the Communications Companies, or any of the Newco Assets, is subject. To the Knowledge of Danaher, no officer or other key employee of any of the Communications Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Communications Business.

2.18 Authority; Binding Nature of Agreement. Danaher and Newco have all requisite corporate or limited liability company, as applicable, right, power and authority to enter into and perform their respective obligations under this Agreement, the Distribution Agreement and the other Transaction Documents and, subject to the adoption of this Agreement by Danaher as sole member of Newco (which shall occur immediately after the execution and delivery hereof), to consummate the Contemplated Transactions. The Danaher Board (at a meeting duly called and held) and Danaher as sole member of Newco have: (a) determined that this Agreement, the Distribution Agreement, the Distribution and the Mergers are advisable and fair to, and in the best interests of, Newco and its members and (b) authorized and approved the execution, delivery and performance of this Agreement, the Distribution Agreement and the other Transaction Documents by Danaher and Newco, as applicable, and approved the Distribution and the Mergers and the other Contemplated Transactions. Danaher, as the sole member of Newco prior to the Distribution, has approved the Distribution and the other Contemplated Transactions (other than the Mergers) and will adopt this Agreement as sole member of Newco immediately following the execution and delivery of this Agreement. No other vote of Newco’s members is necessary to consummate the Contemplated Transactions. Subject to the adoption of this Agreement by Danaher as sole member of Newco and assuming the due authorization, execution and delivery of this Agreement by NetScout and Merger Subs, this Agreement constitutes a legal, valid and binding obligation of Danaher and Newco, enforceable against Danaher and Newco in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.19 Ownership of NetScout Common Stock. None of Danaher or, to the Knowledge of Danaher, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to NetScout.

2.20 Vote Required. The affirmative vote of the holders of a majority of the voting power of the outstanding Newco Common Units is the only vote of the holders of Newco Membership Interests necessary to adopt this Agreement or consummate the Contemplated Transactions. Danaher shall, in its capacity as sole member of Newco, adopt this Agreement and approve the Mergers by written consent as soon as practicable following execution and delivery of this Agreement.

2.21 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the DLLCA, the HSR Act and all applicable foreign competition act filings, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, except as set forth in Part 2.21 of the Danaher Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Mergers or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of Danaher or any of the Communications Companies;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which Danaher or any of the Communications Companies, or any of the assets owned or used by any of the Communications Companies, is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Communications Companies or that otherwise relates to the Communications Business or to any of the assets owned or used by any of the Communications Companies, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Newco Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Newco Material Contract; (ii) accelerate the maturity or performance of any such Newco Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Newco Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to be material to Tektronix Communications, Fluke Networks or Arbor Networks, as the case may be; or

(e) result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the Communications Companies, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to be material to Tektronix Communications, Fluke Networks or Arbor Networks, as the case may be.

Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL, the DLLCA, the HSR Act, all applicable foreign competition act filings, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, neither Danaher nor any of the Communications Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Communications Companies, and except for the novation of Government Contracts.

2.22 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Danaher or any of its Subsidiaries, other than any broker, finder or investment banker whose fees will be paid for by Danaher.

2.23 Acknowledgement by Danaher and Newco. Neither Danaher nor Newco is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3. The representations and warranties by NetScout and Merger Subs contained in Section 3 constitute the sole and exclusive representations and warranties of NetScout, the other NetScout Companies and their respective Representatives in connection with the Contemplated Transactions and Danaher and Newco understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by NetScout and Merger Subs.

3. REPRESENTATIONS AND WARRANTIES OF NETSCOUT AND MERGER SUBS

Each of NetScout and Merger Subs hereby represent and warrant to Danaher as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the NetScout Disclosure Letter corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exception or disclosure set forth in any other part or subpart of the NetScout Disclosure Letter to the extent it is readily apparent that such exception or disclosure is relevant to such representation and warranty; and (c) any information set forth in the NetScout SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2013 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof), other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the NetScout Disclosure Letter identifies, as of the date hereof, each Entity that is a Subsidiary of NetScout and indicates its jurisdiction of organization.

(b) Each of the NetScout Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, other than in the case of clauses (i) through (iii) as would not, either individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect.

(c) Each of the NetScout Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a NetScout Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. NetScout has delivered or Made Available to Danaher accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the NetScout Companies (to the extent existing as of the date of this Agreement), including all amendments thereto.

3.3 Capitalization, Etc.

(a) The authorized capital stock of NetScout consists of (i) 150,000,000 shares of NetScout Common Stock, of which 41,181,526 shares have been issued and are outstanding as of the last business day ending immediately prior to the date of this Agreement and (ii) five million (5,000,000) shares of preferred stock, $0.001 par value per share, none of which are issued and outstanding as of the date hereof. All of the outstanding shares of NetScout Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) Except as set forth in Part 3.3(b) of the NetScout Disclosure Letter: (i) none of the outstanding shares of NetScout Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of NetScout Common Stock is subject to any right of first refusal in favor of NetScout; and (iii) there is no NetScout Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of NetScout Common Stock. None of the NetScout Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of NetScout Common Stock or other securities, except for NetScout’s right to repurchase or reacquire restricted shares of NetScout Common Stock held by an employee of NetScout upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement: (i) 12,000 shares of NetScout Common Stock are subject to issuance pursuant to NetScout Options; (ii) 2,092,603 shares of NetScout Common Stock are reserved for future issuance pursuant to the Amended and Restated 2011 Employee Stock Purchase Plan (the “NetScout ESPP”); (iii) 1,046,566 shares of NetScout Common Stock are subject to issuance upon the vesting of NetScout RSUs; and (iv) 7,521,569 shares of NetScout Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the NetScout Option Plans.

(d) NetScout has delivered or Made Available to Danaher a complete and accurate in all material respects (it being understood that any deviation of less than 10,000 shares (or corresponding or equivalent interests) shall not be deemed a material difference) list that sets forth with respect to each NetScout Equity Award outstanding as of the date of this Agreement the following information with respect to NetScout Equity Awards: (i) the employee identification number of the holder of such NetScout Equity Award; (ii) the type of such NetScout Equity Award (whether a NetScout Option or NetScout RSU); (iii) the number of shares of NetScout Common Stock subject to such NetScout Equity Award; (iv) the per share exercise price (if any) of such NetScout Equity Award; and (v) the applicable vesting schedule in respect of such NetScout Equity Award. Except as otherwise noted on the list referenced in this Section 3.3(d), each NetScout Equity Award that is a NetScout Option is not intended to be an “incentive stock option” (as defined in the Code) nor to qualify for any comparable tax regime in any country. NetScout will deliver or make available to Danaher an updated version of the list referenced in this Section 3.3(d) to reflect any applicable changes thereto within 90 days after the date hereof (which such list will include the country in which each holder is employed or providing services) and periodically thereafter prior to the Closing Date, but in no event later than 60 days after the date on which the previous update is provided. Within 30 days after the date hereof, NetScout will deliver or make available to Danaher (to the extent not provided as of the date hereof) accurate and complete copies of all equity plans and sub-plans pursuant to which any NetScout Equity Awards were granted by NetScout, and the forms of agreements evidencing such NetScout Equity Awards. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the NetScout Companies.

(e) Except as set forth in Sections 3.3(a), 3.3(b) and 3.3(d), or as permitted from and after the date of this Agreement pursuant to Section 4.3, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the NetScout Companies; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the NetScout Companies or that has the right to vote on any matter on which the stockholders of NetScout have the right to vote; (iii) Contract under which any of the NetScout Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) shareholder rights plan or agreement (i.e., “poison pill”)

(f) All outstanding shares of NetScout Common Stock, and all options and other NetScout Equity Awards and other outstanding securities of the NetScout Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock or other equity interest, as the case may be, of each of NetScout’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by NetScout, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

3.4 SEC Filings; Financial Statements.

(a) NetScout has delivered or Made Available to Danaher accurate and complete copies of all registration statements, proxy statements, NetScout Certifications and other statements, reports, schedules, forms and other documents filed by NetScout with the SEC, including all amendments thereto, since January 1, 2013 (collectively, the “NetScout SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by NetScout or its officers with the SEC since January 1, 2013 have been so filed on a timely basis. None of NetScout’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the NetScout SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the NetScout SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the NetScout SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the NetScout SEC Documents (collectively, the “NetScout Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 3 and in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The financial statements (including any related notes) contained or incorporated by reference in the NetScout SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of NetScout and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of NetScout and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the NetScout Companies are required by GAAP to be included in the consolidated financial statements of NetScout. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by NetScout with the SEC that remain outstanding and unresolved.

(c) NetScout’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to NetScout within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of NetScout, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by NetScout’s auditors for the NetScout Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(d) To the Knowledge of NetScout, since March 31, 2014, neither NetScout nor any of its Subsidiaries has identified or been made aware of any material illegal act or fraud related to the business of the NetScout Companies.

(e) None of the information to be supplied by or on behalf of NetScout for inclusion or incorporation by reference in the NetScout Form S-4 Registration Statement or the Newco Registration Statements will, at the time the NetScout Form S-4 Registration Statement or the Newco

Registration Statements, respectively, is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of NetScout for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of NetScout or at the time of the NetScout Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of NetScout or at the time of the NetScout Stockholders’ Meeting (or any adjournment or postponement thereof), comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by NetScout or Merger Subs with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Danaher for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

3.5 Absence of Changes. Except as expressly contemplated by this Agreement, since June 30, 2014 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Distribution Agreement), the NetScout Companies have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a NetScout Material Adverse Effect. Except as expressly contemplated by this Agreement since June 30, 2014, through the date of this Agreement, the NetScout Companies have not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Danaher pursuant to Section 4.3(b)(iv) or Section 4.3(b)(v) or Sections 4.3(b)(vii) through 4.3(b)(xi).

3.6 Title to and Sufficiency of Assets. The NetScout Companies own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the NetScout Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the NetScout Interim Balance Sheet); and (b) all other assets reflected in the books and records of the NetScout Companies as being owned by the NetScout Companies. All of said assets are owned by the NetScout Companies free and clear of any Encumbrances, except (i) for Encumbrances securing the NetScout Credit Agreements, (ii) where the failure to have such good and valid title results from any liens described in Part 3.6 of the NetScout Disclosure Letter or (iii) any other Permitted Encumbrance. The NetScout Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them and the NetScout Companies enjoy undisturbed possession of such leased assets, except where the failure to have such valid leasehold interest results from any liens described in Part 3.6 of the NetScout Disclosure letter, liens created or otherwise imposed by Danaher or the Communications Companies or any other Permitted Encumbrance. No representation is made in this Section 3.6 with respect to the title to or sufficiency of any intellectual property assets.

3.7 Real Property; Leasehold.

(a) No NetScout Company owns any real property.

(b) Part 3.7(b) of the NetScout Disclosure Letter sets forth an accurate list of each lease pursuant to which any of the NetScout Companies leases or uses real property from any other

Person for annual rent payments in excess of $500,000. (All real property leased to the NetScout Companies pursuant to the real property leases identified or required to be identified in Part 3.7(b) of the NetScout Disclosure Letter, including all buildings, structures, fixtures and other improvements leased to the NetScout Companies, is referred to as the “NetScout Leased Real Property.”) To the Knowledge of NetScout, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any NetScout Leased Real Property. Part 3.7(b) of the NetScout Disclosure Letter contains an accurate and complete list of all subleases, occupancy agreements and other NetScout Contracts granting to any Person (other than any NetScout Company) a right of use or occupancy of any of the NetScout Leased Real Property in effect as of the date of this Agreement. Except as set forth in the leases or subleases identified in Part 3.7(b) of the NetScout Disclosure Letter there is no Person in possession of any NetScout Leased Real Property other than a NetScout Company.

3.8 Intellectual Property; Privacy.

(a) Registered IP. Part 3.8(a)(i) of the NetScout Disclosure Letter identifies, as of the date of this Agreement: (i) each material item of Registered IP in which a NetScout Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) and that either: (A) covers any NetScout Product or (B) that covers or that would be infringed by the operation of the business of the NetScout Companies, including the manufacture, development, sale, import, support, maintenance or testing of any NetScout Product or the provision of any service or test using the NetScout Product (the “NetScout Material Registered IP”); and (ii) any Person other than the NetScout Companies that has an ownership interest in such item of NetScout Material Registered IP and the nature of such ownership interest. Except as set forth in Part 3.8(a)(ii) and 3.8(c) of the NetScout Disclosure Letter, and except with regard to non-exclusive licenses granted to NetScout Companies’ distributors, resellers and end-user customers in connection with the sale, distribution or use of NetScout Products in the ordinary course of business of the NetScout Companies, no material licenses, covenants not to sue, or other similar rights under the NetScout Material Registered IP have been granted to any Person, including as a result of any participation in an industry association, standard setting organization or similar body.

(b) Inbound Licenses. Part 3.8(b) of the NetScout Disclosure Letter accurately identifies each Contract in effect as of the date of this Agreement pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed by any Person to any NetScout Company, which Contract is material to the business of the NetScout Companies, including material licenses to any Intellectual Property included in, or Intellectual Property Rights embodied by, the NetScout Products or used in connection with or necessary to any development, manufacture, distribution, other commercialization, maintenance or support of the NetScout Products as currently conducted (“NetScout Material Inbound License”), other than (1) Contracts between a NetScout Company, on the one hand, and its employees, on the other hand, in NetScout’s standard form thereof, (2) Shrink-Wrap, (3) licenses to Open Source Code other than that set forth in Section 3.8(i), (4) licenses for technology used exclusively by the data communication cable installation and communications service provider business of Danaher and its Subsidiaries, and (5) non-exclusive licenses to third-party software or hardware that is not incorporated into, or necessary for the development, manufacturing, testing, distribution, maintenance, or support of, any NetScout Product and that is not otherwise material to the business of the NetScout Companies (together with NetScout Material Inbound Licenses, the “NetScout Inbound Licenses”). To the Knowledge of NetScout, no material royalties or similar amounts in excess of $200,000 during any calendar year are payable by NetScout or its Subsidiaries under any NetScout Inbound License.

(c) Outbound Licenses. Part 3.8(c) of the NetScout Disclosure Letter identifies each material Contract, other than non-exclusive customer or sales channel Contracts for NetScout Products entered into in the ordinary course of business and that does not materially differ in substance from standard form agreements and other than the Contracts listed in Section 3.9(a), to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any NetScout IP, in each case in effect as of the date of this Agreement.

(d) Ownership Free and Clear. The NetScout Companies exclusively own all right, title, and interest to and in the NetScout IP (other than as set forth in Part 3.8(d) of the NetScout Disclosure Letter) free and clear of any Encumbrances (other than licenses and similar rights granted by any NetScout Company (including as set forth in Parts 3.8(a), 3.8(b) and 3.8(c) of the NetScout Disclosure Letter, and subject to the exceptions set forth in Sections 3.8(a), 3.8(b) and 3.8(c)) and other than Permitted Encumbrances). Without limiting the foregoing, to the Knowledge of NetScout, no NetScout Company has transferred to, or permitted under any Contract to which a NetScout Company is a party, any Person other than the NetScout Companies to retain ownership of, or an exclusive license to: (i) the Intellectual Property Rights in or to any Derivatives of any Proprietary NetScout Product, whether developed by or for NetScout or its Subsidiaries, or by or for such other Person, under any such Contract; or (ii) any interfaces developed by, with, or on behalf of, any NetScout Company between any NetScout Product and any Person’s software or product; except in the foregoing (i) and (ii) under any Contract set forth in Parts 3.8(a), 3.8(b) and 3.8(c) of the NetScout Disclosure Letter or that is not otherwise material to the business of the NetScout Companies. As of the date of this Agreement, no material item of NetScout IP is subject to any action or outstanding Order or settlement agreement or stipulation in litigation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the NetScout Companies or affects the validity, use, ownership, registrability or enforceability of such NetScout IP. Except with regard to certain NetScout corporate names and marks set forth in Part 3.8(d) of the NetScout Disclosure Letter, no rights, title or interest in the names or other indicia of commercial source or origin used to designate any material NetScout Products prior to Closing are owned by any Entity other than the NetScout Companies.

(e) Valid and Enforceable. To the Knowledge of NetScout, none of the material NetScout IP is invalid or unenforceable.

(f) Protection of Proprietary Information. Each NetScout Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all material proprietary information pertaining to such NetScout Company and all NetScout Products, and except as set forth in Part 3.8(f) of the NetScout Disclosure Letter, no source code owned by a NetScout Company for any NetScout Product has been disclosed or delivered to any Person who is not a NetScout Employee.

(g) Sufficiency. The NetScout Companies own or otherwise have, and after the Closing will continue to have, all Intellectual Property and Intellectual Property Rights needed to conduct the business of the NetScout Companies in all material respects as it is currently conducted; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered under Section 3.8(i).

(h) Third-Party Infringement of NetScout IP. To the Knowledge of NetScout, no Person in the past three (3) years has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any material NetScout IP.

(i) No Infringement of Third Party IP Rights. To the Knowledge of NetScout, the conduct of the business of any of the NetScout Companies as conducted in the past three (3) years, including the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the NetScout Products as so conducted, does not and has not in the past three (3) years infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, as relates to the NetScout IP or the NetScout Products, as of the date of this Agreement, no infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of NetScout, threatened in writing against the NetScout Companies or, to the Knowledge of NetScout, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the foregoing with respect to such claim or Legal Proceeding, and except as set forth in Part 3.8(i) of the NetScout Disclosure Letter, no Person has made a written request against a NetScout Company to be indemnified, defended, held harmless, or reimbursed with respect to any such claim or Legal Proceeding. No Proprietary NetScout Product contains, is derived from or is distributed with Open Source Code in a manner that has resulted in a requirement or condition that any Proprietary NetScout Product or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge.

(j) To the Knowledge of NetScout (i) the NetScout Companies have since January 1, 2012 materially complied with and, as of the date of this Agreement, no Person (including any Governmental Body) has asserted a claim against, or otherwise tendered written notice to any of the NetScout Companies alleging a material violation of any privacy policy of the NetScout Companies (including those posted on the NetScout Web Sites) or the applicable Legal Requirements pertaining to privacy and data (including Personal Data) protection, and (ii) there have been no unauthorized intrusions or breaches of the security of the NetScout Companies’ information technology systems resulting in any material data breach.

(k) This Section 3.8 contains the sole and exclusive representations and warranties of NetScout under this Agreement with respect to Intellectual Property matters, other than Contracts required to be disclosed pursuant to Section 3.9(a)(iii).

3.9 Contracts.

(a) Part 3.9(a) of the NetScout Disclosure Letter identifies each NetScout Material Contract that is executory as of the date of this Agreement. For purposes of this Agreement, “NetScout Material Contract” shall mean:

(i) any Contract which is in effect and is material to the business of the NetScout Companies taken as a whole and not entered into the ordinary course of business;

(ii) any Contract: (A) pursuant to which any of the NetScout Companies is or may become obligated to make any severance, termination or similar payment to any NetScout Associate or any spouse, heir or Representative of any NetScout Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $500,000 per employee; or (B) pursuant to which any of the NetScout Companies is or reasonably would be expected to become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $500,000 to any NetScout Associate for the calendar year 2014;

(iii) any Contract identified or required to be identified in Part 3.8 of the NetScout Disclosure Letter;

(iv) any Contract with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $5,000,000 in the fiscal year ended December 31, 2013, in each case that provides exclusivity rights to any third party;

(v) any Contract that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary NetScout Products, which supplier is the only source of supply in the market place or only supplier to the NetScout Companies or that imposes a minimum purchase order, in each case, involving payments in excess of $5,000,000 in the fiscal year ended March 31, 2014;

(vi) any Contract imposing any material restriction on the right or ability of the NetScout Companies, taken as a whole: (A) to compete with any other Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect the conduct of the business of the NetScout Companies as currently conducted;

(vii) any Contract relating to any currency hedging;

(viii) any Contract relating to the lease or sublease of NetScout Leased Real Property or of any real property owned by any NetScout Company, in each case with annual rent payments in excess of $500,000;

(ix) any Contract that: resulted in revenue to or expenses of a NetScout Company in excess of $5,000,000 in the fiscal year ending March 31, 2013 or the fiscal year ending March 31, 2014; and

(x) any Contract, the termination of which would reasonably be expected to have a NetScout Material Adverse Effect.

NetScout has delivered or Made Available to Danaher an accurate and complete copy of each NetScout Contract that constitutes a NetScout Material Contract.

(b) Each NetScout Contract that constitutes a NetScout Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 3.9(c) of the NetScout Disclosure Letter: (i) neither NetScout nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any NetScout Material Contract; and (ii) to the Knowledge of NetScout, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any NetScout Material Contract, in each case of subsections (i) and (ii) of this Section 3.9(c).

(d) Except as set forth in Part 3.9(d) of the NetScout Disclosure Letter:

(i) no NetScout Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii) each NetScout Company has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids; and

(iii) no NetScout Company has, nor to the Knowledge of NetScout have any of the NetScout Employees, been barred or suspended from doing business with any Governmental Body.

3.10 Compliance with Legal Requirements; Regulatory Matters. Each of the NetScout Companies is, and since January 1, 2012 has been, in compliance with all applicable Legal Requirements, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect. Since January 1, 2012, none of the NetScout Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body.

3.11 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) Since January 1, 2009, no NetScout Company nor, to the Knowledge of NetScout, any of their respective agents, channel partners, resellers, or representatives with respect to the business of the NetScout Companies (i) has directly or indirectly offered, promised or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Laws, including the FCPA or the U.K. Bribery Act 2010 and (iii) has received any notice from, or voluntarily provided any notice to, a Governmental Authority with respect to the Communications Business or a Communications Company that alleges any of the foregoing. With respect to any relevant portion of the business of NetScout or a NetScout Company that was acquired by NetScout after January 1, 2009, the foregoing representation is made to the Knowledge of NetScout with respect to the time period between January 1, 2009 and such acquisition.

(b) Since January 1, 2012, the NetScout Companies have complied and are in compliance in all material respects with applicable provisions of the U.S. Export Control Laws.

(c) Since January 1, 2012, the NetScout Companies have obtained all approvals or licenses necessary for exporting and importing the NetScout Products in accordance with all applicable U.S. Export Control Laws, non-U.S. export control laws, and import laws.

3.12 Governmental Authorizations. The NetScout Companies hold all material Governmental Authorizations necessary to enable the NetScout Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each NetScout Company is, and at all times since January 1, 2012 has been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect.

3.13 Tax Matters.

(a) Each material Tax Return required to be filed by or on behalf of the respective NetScout Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “NetScout Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the NetScout Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of NetScout, no NetScout Company and no NetScout Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the NetScout Company Returns has been granted (by NetScout or any other Person), and no such extension or waiver has been requested from any NetScout Company.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of NetScout, has been threatened against or with respect to any NetScout Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any NetScout Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the NetScout Companies and with respect to which adequate reserves for payment have been established on the NetScout Interim Balance Sheet). There are no liens for material Taxes upon any of the NetScout Companies except liens for current Taxes not yet due and payable.

(d) No written claim has ever been made by any Governmental Body in a jurisdiction where a NetScout Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(e) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any NetScout Company is a party, other than (i) the Tax Matters Agreement, and (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(f) No NetScout Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g) No NetScout Company is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No NetScout Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The NetScout Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other person.

(j) No NetScout Company has taken any action or knows of any fact that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) This Section 3.13 contains the sole and exclusive representations and warranties of NetScout herein with respect to Tax matters.

3.14 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.14(a) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout: (i) as of the date of this Agreement, none of the NetScout Companies is a party to any collective bargaining agreement or other Contract with a labor organization, employee representative or works council representing any of its employees and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of NetScout, seeking to represent any employees of any of the NetScout Companies; (ii) since January 1, 2012 through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the NetScout Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of NetScout, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; and (iv) as of the date of this Agreement, there is no material claim or grievance pending or, to the Knowledge of NetScout, threatened against any NetScout Company arising under any collective bargaining agreement or other Contract with a labor organization, employee representative or works council relating to any terms or conditions of employment.

(b) Within 30 days after the date hereof, NetScout will deliver or make available to Danaher (to the extent not provided as of the date hereof) accurate and complete copies of, in each case with respect solely to any material NetScout Employee Plan or material NetScout Employee Agreement in effect as of the date of this Agreement in which any NetScout Associate is a beneficiary or a party, respectively: (i) all documents setting forth the terms of each such NetScout Employee Plan and NetScout Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description; (iii) the most recent annual reports (Form 5500s and all schedules and financial statements attached thereto), if any; and (iv) all material correspondence in its possession regarding any such NetScout Employee Plan and NetScout Employee Agreement regarding any audit, investigation or proceeding before any Governmental Body regarding such NetScout Employee Plan or NetScout Employee Agreement or any fiduciary thereof; provided that, if NetScout uses commercially reasonable efforts to provide or make available any such document to Danaher, but it is not able to so deliver it within 30 days after the date hereof, it will provide or make available such document to Danaher within 60 days after the date hereof. NetScout will deliver or Make Available to Danaher an updated version of the list referenced in this Section 3.14(b) to reflect any applicable changes thereto within 90 days after the date hereof and periodically thereafter prior to the Closing Date, but in no event later than 60 days after the date on which the previous update is provided. NetScout has delivered or Made Available to Danaher an accurate and complete copy of the most recent IRS determination or opinion letter issued with respect to the NetScout Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) Except as set forth in Part 3.14(c) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) each of the NetScout Companies and NetScout Affiliates has performed in all material respects all obligations required to be performed by it under each NetScout Employee Plan and NetScout Employee Agreement in respect of which any NetScout Associate is a beneficiary or a party, respectively, and each NetScout Employee Plan and NetScout Employee Agreement in respect of which any NetScout Associate is a beneficiary or a party has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements; (ii) as of the date of this Agreement, there are no material audits or inquiries pending or, to the Knowledge of NetScout, threatened by the IRS, the DOL or any other Governmental Body with respect to any such NetScout Employee Plan or NetScout Employee Agreement (or any fiduciary thereof) in respect of which any NetScout Associate is a beneficiary or a party; (iii) as of the date of this Agreement, there are no material actions, suits or claims pending, or to the Knowledge of NetScout, threatened or reasonably anticipated (other than routine claims for benefits) against any such NetScout Employee Plan or NetScout Employee Agreement, or against the assets of any such NetScout Employee Plan or NetScout Employee Agreement, of which any NetScout Associate is a beneficiary or a party; (iv) full and timely payment has been made of all material amounts which NetScout or its Affiliates or the NetScout Companies are required, under applicable law or under any NetScout Employee Plan or NetScout Employee Agreement, to have paid as a contribution or payment for any NetScout Associate, in respect of any NetScout Employee Plan or NetScout Employee Agreement, and all such contributions or payments for any period that are not yet due have been made, paid or properly accrued in accordance with GAAP applied on a consistent basis.

(d) Any NetScout Employee Plan in which any NetScout Employee is a beneficiary that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.

(e) Except as set forth in Part 3.14(e) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) none of the NetScout Companies, and no NetScout Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (A) NetScout Pension Plan subject to Title IV of ERISA; (B) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (C) plan described in Section 413 of the Code, in each case pursuant to which a Newco Employee is or was a beneficiary and (ii) no NetScout Employee Plan provides (except at no cost to the NetScout Companies or any NetScout Affiliate), or reflects or represents any liability of any of the NetScout Companies or any NetScout Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any NetScout Employee, except as may be required by COBRA or other applicable Legal Requirements.

(f) Except as set forth in Part 3.14(f) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, as relates to the NetScout Associates, none of the NetScout Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(g) Except as set forth in Part 3.14(g) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, NetScout and its Affiliates, including the NetScout Companies, are in compliance in all material respects with all Legal Requirements relating to terms and conditions of employment, employment practices, wages, hours, and other labor related matters with respect to the NetScout Employees.

(h) Except as set forth in Part 3.14(h) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, each NetScout Employee Plan and NetScout Employee Agreement of which any NetScout Associate is a beneficiary or a party, respectively, that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code. No NetScout Equity Award has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

3.15 Environmental Matters. The NetScout Companies have complied with all Environmental Laws except where any such noncompliance would, individually or in the aggregate, be reasonably expected to have a NetScout Material Adverse Effect. No NetScout Company has released, handled, generated, used, stored, transported or disposed of any Hazardous Materials except where any such release, handling, generation, use, storage, transport or disposal would not, individually or in the aggregate, be reasonably expected to have a NetScout Material Adverse Effect. NetScout has no Knowledge of any environmental investigation, study, test or analysis, the purpose of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the business of the NetScout Companies has been conducted. The NetScout Companies have no Environmental Liabilities that would reasonably be expected to have a NetScout Material Adverse Effect.

3.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a NetScout Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the business of the NetScout Companies, the NetScout Companies is in full force and effect.

3.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.17(a) of the NetScout Disclosure Letter, there is no material pending and served Legal Proceeding affecting the NetScout Companies, or (to the Knowledge of NetScout) any pending but not served Legal Proceeding affecting the NetScout Companies and no Person has threatened to commence any material Legal Proceeding affecting the NetScout Companies.

(b) There is no Order to which any of the NetScout Companies is subject. To the Knowledge of NetScout, no officer or other key employee of any of the NetScout Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the NetScout Companies.

3.18 Authority; Binding Nature of Agreement. Each of NetScout and Merger Subs have all requisite corporate or limited liability company, as applicable, right, power and authority to enter into and perform their respective obligations under this Agreement, the Distribution Agreement and the other Transaction Documents, as applicable, to which it is a party and, subject to obtaining the Required NetScout Stockholder Vote and the Required Merger Sub Stockholder Vote, respectively, to consummate the Contemplated Transactions. The NetScout Board (at a meeting duly called and held) and NetScout, as the sole stockholder of Merger Sub and as the sole member of Merger Sub II, have: (a) determined that this Agreement and the Mergers are advisable and fair to, and in the best interests of, NetScout and its stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement by NetScout and the issuance of shares of NetScout Common Stock pursuant to this Agreement; and (c)

recommended the approval of the issuance of the NetScout Common Stock pursuant to this Agreement for purposes of Nasdaq Listing Rule 5635 by the holders of NetScout Common Stock and directed that the issuance of such shares be submitted for consideration by NetScout’s stockholders at the NetScout Stockholders’ Meeting. Assuming the due authorization, execution and delivery of this Agreement by Danaher and Newco, this Agreement constitutes a legal, valid and binding obligation of each of NetScout and Merger Subs, enforceable against each of NetScout and Merger Subs in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.19 Ownership of Danaher Common Stock. None of NetScout or, to the Knowledge of NetScout, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Danaher.

3.20 Vote Required. The only vote of NetScout’s stockholders required to consummate the Contemplated Transactions is the affirmative vote of the holders of a majority of the shares of NetScout Common Stock present in person or by proxy at the NetScout Stockholders’ Meeting in favor of the approval of the issuance of the NetScout Common Stock pursuant to this Agreement for the purpose of approving such issuance pursuant to Nasdaq Listing Rule 5635 (the “Required NetScout Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. NetScout is the sole stockholder of record of Merger Sub. NetScout shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the First Merger by written consent as soon as practicable following execution and delivery of this Agreement.

3.21 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the DLLCA, the HSR Act and all applicable foreign competition act filings, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, except as set forth in Part 3.21 of the NetScout Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Mergers or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of any of the NetScout Companies;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the NetScout Companies, or any of the assets owned or used by any of the NetScout Companies, is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a NetScout Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the NetScout Companies or that otherwise relates to the business of the NetScout Companies or to any of the assets owned or used by any of the NetScout Companies, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a NetScout Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any NetScout Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such NetScout Material Contract; (ii) accelerate the maturity or performance of any such NetScout Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such NetScout Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to be material to any of the NetScout Companies; or

(e) result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the NetScout Companies, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to be material to any of the NetScout Companies.

Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL, the DLLCA, the HSR Act, all applicable foreign competition act filings, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, neither NetScout nor any of the NetScout Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the NetScout Companies.

3.22 Financial Advisor. Except as set forth in Part 3.22 of the NetScout Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of NetScout or any of its Subsidiaries.

3.23 Valid Issuance. The NetScout Common Stock to be issued pursuant to the First Merger has been duly authorized and, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.24 Acknowledgement by NetScout. Neither NetScout, Merger Sub nor Merger Sub II is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2. The representations and warranties by Danaher and Newco contained in Section 2 constitute the sole and exclusive representations and warranties of Danaher, the Communications Companies and their respective Representatives in connection with the Contemplated Transactions and each of NetScout and the Merger Subs understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Danaher.

3.25 Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

4. CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the

“Pre-Closing Period”), subject to applicable Legal Requirements, upon reasonable notice Danaher and NetScout shall each, and shall cause each of their respective Subsidiaries to: (i) provide the Representatives of the other party with reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party) to its Representatives and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries (but in the case of Danaher and its Subsidiaries, solely as it relates to the Communications Business or the Communications Companies), in each case as reasonably requested by NetScout or Danaher, as the case may be; and (ii) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries (but in the case of Danaher and its Subsidiaries, solely as it relates to the Communications Business or the Communications Companies) as reasonably requested by NetScout or Danaher, as the case may be. During the Pre-Closing Period, Danaher and NetScout shall, and shall use reasonable best efforts to cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective officers responsible for Danaher’s and NetScout’s financial statements and the internal controls, respectively, to discuss such matters as Danaher or NetScout may deem necessary or appropriate in order to enable NetScout to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto. Subject to Section 5.3 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, Danaher and NetScout shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Communications Companies or the NetScout Companies, respectively, in connection with the Mergers or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require Danaher or NetScout to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

4.2 Operation of the Business of the Communications Companies.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Danaher Disclosure Letter, as otherwise contemplated by this Agreement, the Distribution Agreement (including, for the avoidance of doubt, the Internal Restructuring, the Newco Transfer, the transfer or advance of Excluded Assets (including cash) and Excluded Liabilities, and the Distribution, each as described therein), any other Transaction Document, as required by Legal Requirements or if NetScout shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Danaher shall use its commercially reasonable efforts to ensure that the Communications Companies conduct their business and operations in the ordinary course in all material respects; and (ii) to the extent consistent therewith, Danaher shall use its commercially reasonable efforts to ensure that the Communications Companies preserves intact the material components of its current business organization (it being understood that Danaher shall not have any requirement to pay retention bonuses or similar arrangements without NetScout’s agreement to reimburse Danaher), and maintains its relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and Governmental Bodies, in each case solely with respect to the Communications Business; provided, however, that no action by Danaher or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) During the Pre-Closing Period, Danaher shall take all actions described in Part 4.2(b)(1) of the Danaher Disclosure Letter. Except as set forth in Part 4.2(b)(2) of the Danaher

Disclosure Letter, during the Pre-Closing Period, Danaher shall not (solely as it relates to the Communications Business or the Communications Companies), and Danaher shall ensure that Danaher and each of the Communications Companies does not (in each case, except as otherwise contemplated by this Agreement, the Distribution Agreement (including, for the avoidance of doubt, the Internal Restructuring, the Newco Transfer, the transfer or advance of Excluded Assets (including cash) and Excluded Liabilities, and the Distribution, each as described therein), any other Transaction Document, as required by Legal Requirements or with the prior written consent of NetScout, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security to any Newco Employee; (B) any option, call, warrant or right to acquire any capital stock or other security to any Newco Employee; or (C) any instrument convertible into or exchangeable for any capital stock or other security to any Newco Employee, in each case, which would constitute Danaher Equity Awards (except that: (1) Danaher may issue shares of Danaher Common Stock upon the valid exercise of Danaher Options or upon the vesting of any Danaher RSUs, in each case outstanding as of the date of this Agreement or granted in accordance with clause (2); and (2) Danaher may (x) make grants of Danaher Equity Awards to Newco Employees in November 2014 as previously disclosed to NetScout, (y) make grants of Danaher Equity Awards of up to 100,000 additional shares of Danaher Common Stock to Newco Employees and (z) make grants to Newco Employees in respect of a number of shares of Danaher Common Stock underlying Danaher Equity Awards that, on or after the date hereof, are either forfeited without a delivery of Danaher Common Stock, tendered as payment for the exercise of a Danaher Option or withheld from delivery to satisfy applicable Taxes in respect of the Danaher Equity Award; provided that if the Closing Date has not occurred by August 4, 2015, Danaher may continue to make ordinary course grants of Danaher Equity Awards to Newco Employees irrespective of the limitations set forth in this clause (i));

(ii) with respect to any Danaher Equity Awards, except as otherwise required by the terms of any Danaher Employee Plan or Danaher Employee Agreement or as otherwise permitted by clause (i), (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Danaher Option Plans, (B) amend any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or (C) otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

(iii) amend or permit the adoption of any amendment to the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of any Communications Company;

(iv) with respect to the Communications Business, make or commit to make any capital expenditure outside the ordinary course of business (except that the Communications Companies may make any capital expenditure that: (A) is provided for in such Communications Company’s capital expense budget delivered to NetScout prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Communications Companies since the date of this Agreement but not provided for in the Communications Companies’ capital expense budgets delivered to NetScout prior to the date of this Agreement, does not exceed $5,000,000 in the aggregate per calendar quarter);

(v) other than in the ordinary course of business, amend, terminate, or waive any material right or remedy under, any Newco Material Contract or any other Contract that is material to the Communications Companies (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

(vi) establish, adopt, enter into or amend any Danaher Employee Plan or Danaher Employee Agreement of which any Newco Employee is a beneficiary or a party, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation payable to, any Newco Employees (except that Danaher (A) may take any such actions to the extent either contemplated by the Employee Matters Agreement or as required by applicable Legal Requirements or the terms of any Danaher Employee Plan or Danaher Employee Agreement as in effect as of the date of this Agreement; (B) may make grants of Danaher Equity Awards in accordance with clause (i); (C) may amend applicable Danaher Employee Plans in a manner that either applies to all employees of Danaher in the applicable jurisdiction generally or would not reasonably be expected to result in material liability to NetScout; (D) may make bonus payments and profit sharing payments to Newco Employees in the ordinary course of business consistent with past practice; (E) may enter into compensation arrangements with any prospective Newco Employee in the ordinary course of business consistent with past practice; and (F) may increase the amount of compensation payable in connection with the promotion of any Newco Employee in the ordinary course of business consistent with past practice);

(vii) with respect to the Communications Business, acquire any equity interest or other interest in any other Entity or acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by the Communications Companies in the ordinary course of business; (B) assets that are immaterial to the business of the Communications Companies; (C) sales of inventory or other assets in the ordinary course of business; or (D) acquisitions (together with acquisitions pursuant to clause (iv) above) for cash consideration that does not exceed $50,000,000 in the aggregate);

(viii) make any pledge of any of the Newco Assets or permit any of the Newco Assets to become subject to any Encumbrances, other than Permitted Encumbrances;

(ix) with respect to the Communications Companies, lend money to any Person (other than (i) routine travel and business expense advances made to directors or employees in the ordinary course of business, or (ii) loans to Danaher or any of its Subsidiaries), or, except as set forth in Part 4.2(b)(ix) of the Danaher Disclosure Letter, incur or guarantee any indebtedness in excess of $5,000,000 in the aggregate;

(x) with respect to the Communications Companies or the Communications Business, other than (A) in the ordinary course of business and consistent with past practices, (B) changes made by Danaher with respect to both the Communications Business and one or more of its other businesses or (C) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xi) with respect to the Communications Companies or the Communications Business, except as permitted pursuant to Section 5.12 or as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect, settle any Legal Proceeding or other material claim;

(xii) take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.2); or

(xiii) agree or commit to take any of the actions described in clauses (i) through (xii) of this Section 4.2(b).

(c) During the Pre-Closing Period, Danaher shall promptly notify NetScout in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or that has had or would reasonably be expected to have or result in a Newco Material Adverse Effect. Without limiting the generality of the foregoing, Danaher shall promptly: (i) advise NetScout in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to any of the Communications Business, Newco Assets or Communications Companies that is material to the Communications Business, taken as a whole, and (ii) provide copies to NetScout of any letters, notices or other written communications from any Governmental Body that it receives during the Pre-Closing Period that are material to the Communications Business, taken as a whole. No notification given to NetScout pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Danaher contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided however, that a failure to comply with this Section 4.2(c) will not constitute the failure of any condition set forth in Section 6 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 6 to be satisfied.

4.3 Operation of the Business of the NetScout Companies.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the NetScout Disclosure Letter, as otherwise contemplated by this Agreement, the other Transaction Documents, as required by Legal Requirements or if Danaher shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) NetScout shall use its commercially reasonable efforts to ensure that the NetScout Companies conducts its business and operations in the ordinary course in all material respects; (ii) to the extent consistent therewith, NetScout shall use its commercially reasonable efforts to ensure that the NetScout Companies preserves intact the material components of its current business organization, and maintains its relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) NetScout shall promptly notify Danaher of any claim asserted or Legal Proceeding commenced, or, to NetScout’s Knowledge, threatened in writing by a third Person, against, relating to, involving or otherwise affecting any of the NetScout Companies that relates to any of the Contemplated Transactions; provided, however, that no action by NetScout or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Except as set forth in Part 4.3(b) of the NetScout Disclosure Letter, during the Pre-Closing Period, NetScout shall not, and NetScout shall ensure that each of the other NetScout Companies does not (in each case, except as otherwise contemplated by this Agreement, the other Transaction Documents, as required by Legal Requirements or with the prior written consent of Danaher, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the NetScout Companies to the extent consistent with past practices; (B) pursuant to NetScout’s right to purchase restricted shares of NetScout Common Stock held by an employee of, or other service provider to, NetScout upon termination of such individual’s employment or service or upon the cashless or net exercise of outstanding NetScout Options or to satisfy withholding obligations upon vesting or exercise of equity awards or (C) pursuant to NetScout’s stock repurchase programs to the extent consistent with past practices;

(ii) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that NetScout may: (1) issue shares of NetScout Common Stock pursuant to Section 4.3(b)(v); (2) issue shares of NetScout Common Stock: (a) upon the valid exercise of NetScout Options or upon the vesting of any NetScout RSUs, in each case outstanding as of the date of this Agreement; and (b) pursuant to the NetScout ESPP); and (3) in the ordinary course of business and consistent with past practices, grant NetScout Equity Awards under the NetScout Option Plans; provided that such NetScout Equity Awards may not exceed 1,000,000 shares of NetScout Common Stock in the aggregate under the NetScout Option Plans);

(iii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents in any event to the extent reasonably likely to adversely affect the Contemplated Transactions;

(iv) make any capital expenditure outside the ordinary course of business (except that the NetScout Companies may make any capital expenditure that: (A) is provided for in NetScout’s capital expense budget delivered to Danaher prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the NetScout Companies since the date of this Agreement but not provided for in NetScout’s capital expense budget delivered to Danaher prior to the date of this Agreement, does not exceed $5,000,0000 in the aggregate);

(v) acquire any equity interest or other interest in any other Entity; provided that NetScout shall not be prohibited from any such acquisitions or acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by NetScout in the ordinary course of business; (B) assets that are immaterial to the business of the NetScout Companies; (C) sales of inventory or other assets in the ordinary course of business; or (D) acquisitions (1) for consideration that does not exceed $50,000,000 in the aggregate) or (2) for equity consideration that do not exceed 450,000 shares of NetScout Common Stock in the aggregate (provided, however, that the fair value of any such equity consideration shall also be counted for purposes of measuring whether the amounts in clause (1) have been exceeded);

(vi) establish, adopt, enter into or amend any NetScout Employee Plan or NetScout Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation payable to, any NetScout Employees (except that NetScout (A) may take any such actions to the extent required by applicable Legal Requirements or the terms of any NetScout Employee Plan or NetScout Employee Agreement as in effect as of the date of this Agreement; (B) may make grants of NetScout Equity Awards in accordance with clause (ii); (C) may increase the compensation of NetScout Employees in the ordinary course of business consistent with past practice; (D) may make bonus payments and profit sharing payments to NetScout Employees in the ordinary course of business consistent with past practice; (E) may enter into compensation arrangements with any prospective NetScout Employees in the ordinary course of business consistent with past practice; and (F) may increase the amount of compensation payable in connection with the promotion of any NetScout Employee in the ordinary course of business consistent with past practice);

(vii) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, in each case other than in the ordinary course of business, other than pursuant to the Debt Financing;

(viii) lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness in excess of $5,000,000 in the aggregate (other than the Debt Financing);

(ix) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(x) except as permitted pursuant to Section 5.12 or as would not, individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect, settle any Legal Proceeding or other material claim;

(xi) take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.3); or

(xii) agree or commit to take any of the actions described in clauses “(i)” through “(xi)” of this Section 4.3(b).

(c) During the Pre-Closing Period, NetScout shall promptly notify Danaher in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or that has had or would reasonably be expected to have or result in a NetScout Material Adverse Effect. No notification given to Danaher pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of NetScout contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.3(c) will not constitute the failure of any condition set forth in Section 7 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 7 to be satisfied.

4.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Danaher or Newco, directly or indirectly, the right to control or direct NetScout’s operations prior to the Effective Time. Nothing contained in this Agreement shall give NetScout, directly or indirectly, the right to control or direct the operations of the Communications Business, or the business of Newco and the Communications Companies prior to the Effective Time. Prior to the Effective Time, each of Danaher, Newco and NetScout shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

4.5 No Solicitation.

(a) During the Pre-Closing Period, Danaher shall not, directly or indirectly, and Danaher shall cause its Subsidiaries and use its reasonable best efforts to cause the respective Representatives of Danaher and the Communications Companies not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to the Communications Business, the Newco Assets or a Communications Company or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company;

(ii) furnish any information regarding the Communications Business, any of the Newco Assets or any of the Communications Companies to any Person in connection with or in response to an Acquisition Proposal with respect to the Communications Business, the Newco Assets or a Communications Company or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to the Communications Business, the Newco Assets or a Communications Company or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to the Communications Business, the Newco Assets or a Communications Company or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company.

provided, however, that nothing in this Agreement shall preclude Danaher from considering, engaging in any discussions or negotiations regarding, or furnishing to any Person any information in connection with or in furtherance of, or entering into any agreement providing for or in connection with, any Acquisition

Proposal with respect to Danaher, its Subsidiaries, assets or businesses (other than the Communications Business, the Newco Assets or a Communications Company), so long as such agreement (i) provides for the acquisition by a third party, directly or indirectly, of outstanding shares of Danaher Common Stock or assets of one or more other businesses of Danaher (other than the Communications Business, the Newco Assets or a Communications Company), (ii) does not contemplate the termination of this Agreement and (iii) would not prevent or materially impair Danaher from complying with its obligations hereunder or consummating the Contemplated Transactions.

(b) During the Pre-Closing Period, NetScout shall not, directly or indirectly, and NetScout shall cause its Subsidiaries and use its reasonable best efforts to cause the respective Representatives of the NetScout Companies not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout;

(ii) furnish any information regarding any of the NetScout Companies to any Person in connection with or in response to an Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to NetScout.

provided, however, that prior to the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by the Required NetScout Stockholder Vote (and in no event after obtaining the Required NetScout Stockholder Vote), this Section 4.5(b) shall not prohibit NetScout from furnishing information regarding the NetScout Companies (it being understood that in no event shall any of the NetScout Companies or their respective Representatives furnish any information regarding Danaher or any of its Subsidiaries (including the Communications Companies) or the Communications Business) to, or entering into discussions and negotiations with, any Person in response to a bona fide Acquisition Proposal made after the date of this Agreement that is submitted to NetScout by such Person (and not withdrawn) which after consultation with its financial advisor and outside legal counsel, the NetScout Board determines in good faith is, or is reasonably expected to, result in a NetScout Superior Offer if: (A) such Acquisition Proposal did not result from any material breach of any of the provisions set forth in this Section 4.5(b); (B) the NetScout Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout Board to NetScout’s stockholders under applicable Legal Requirements; (C) prior to furnishing any such information to such Person, NetScout receives from such Person an executed confidentiality agreement containing customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to NetScout as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and allows for NetScout to comply with its obligations in this Agreement; (D) NetScout gives Danaher written notice of the identity of such Person and (E) NetScout furnishes or Makes Available such information to Danaher (to the extent such information has not been previously furnished or Made Available by NetScout to Danaher) prior to or substantially concurrent with the time it is provided or made available to such Person.

(c) Each of NetScout and Danaher shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to either (i) the Communications Business, the Newco Assets or a Communications Company or (ii) NetScout, as the case may be, or Acquisition Inquiry with respect to either (x) the Communications Business, the Newco Assets or a Communications Company or (y) NetScout, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry and any other documentation in respect of such Acquisition Proposal or Acquisition Inquiry received from the proponent thereof or its Representative) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed on a reasonably prompt basis with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry, including, with respect to an Acquisition Proposal or Acquisition Inquiry received by NetScout only, any negotiations with respect thereto; and (ii) the status and terms of any material modification or proposed material modification thereto, including copies of any written materials (including e-mail correspondence) received from the proponent thereof or its Representative in connection with any such Acquisition Proposal or Acquisition Inquiry.

(d) Each of NetScout and Danaher shall, and shall cause their respective Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relate to any Acquisition Proposal with respect to either (i) the Communications Business, the Newco Assets or a Communications Company or (ii) NetScout, as the case may be, or Acquisition Inquiry with respect to either (x) the Communications Business, the Newco Assets or a Communications Company or (y) NetScout, as the case may be, and request the prompt return or destruction of all confidential information previously furnished.

(e) Each of NetScout and Danaher (solely with respect to the Communications Business, the Newco Assets and the Communications Companies) agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement except, in the case of NetScout, to the extent that the NetScout Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout Board to its stockholders under applicable Legal Requirements.

5. ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the date hereof, Danaher shall cause to be prepared the financial statements contemplated by Section 5.13(a) and as promptly as practicable after the date such financial statements are delivered to NetScout, (i) NetScout shall cause to be filed with the SEC the NetScout Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus; (ii) Danaher shall cause to be filed with the SEC a registration statement on Form 10 or a registration statement on Form S-1/S-4, as applicable (either, and together with any amendments, supplements, prospectus or information statements thereto, the “Newco Registration Statements”) to register the Newco Common Units to be distributed in the Distribution; (iii) promptly after the NetScout Form S-4 Registration Statement and the Newco Registration Statements have been declared effective, Danaher shall file with the SEC a Schedule TO (together with any amendments thereto, the “Schedule TO”) if Danaher elects to effect the Distribution in whole or in part by means of an Exchange Offer (as defined in the Distribution Agreement); and (iv) NetScout and Danaher shall file such other appropriate documents with the SEC as may be applicable. Each of NetScout and Danaher shall: (A) cause the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements and the Schedule TO to comply with the applicable rules and regulations promulgated by the SEC; (B) promptly notify the other of, cooperate with each other with respect to, provide the other party (and its counsel) with a reasonable opportunity to review and comment on, and respond promptly to any comments of the SEC or its staff with respect to the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO; (C) provide the other party (and its counsel) with a reasonable opportunity to review and comment on the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO, prior to filing of any such document with the SEC; (D) have each of the NetScout Form S-4 Registration Statement and the Newco Registration Statements become effective under the Securities Act and the Exchange Act, respectively, as promptly as practicable after each is filed with the SEC (it being understood that each of NetScout and Danaher shall use its reasonable best efforts to cause the NetScout Form S-4 to become effective under the Securities Act prior to the date on which the financial statements included therein would become stale); and (E) keep each of the NetScout Form S-4 Registration Statement and the Newco Registration Statements effective through the Closing in order to permit the consummation of the Contemplated Transactions. NetScout shall cause to be filed with the SEC the Proxy Statement/Prospectus and shall cause the Proxy Statement/Prospectus to be mailed to NetScout’s stockholders, as promptly as practicable after the NetScout Form S-4 Registration Statement becomes effective under the Securities Act. Each of NetScout and Danaher shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either NetScout or Danaher becomes aware of any information furnished by it that should be disclosed in an amendment or supplement to the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of NetScout or Danaher (as the case may be).

(b) Each of NetScout and Danaher will also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with, in the case of the NetScout, the issuance of NetScout Common Stock pursuant to the First Merger and, in the case of Danaher, the issuance of Newco Common Units in the Distribution.

5.2 NetScout Stockholders’ Meeting.

(a) As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus, NetScout: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of NetScout Common Stock (the “NetScout Stockholders’ Meeting”) to vote on a proposal to approve the issuance of shares of NetScout Common Stock pursuant to the First Merger pursuant to Nasdaq Listing Rule 5635 and (ii) shall submit such proposal to such holders at the NetScout Stockholders’ Meeting. NetScout shall not submit any other proposals for approval at the NetScout Stockholders’ Meeting without the prior written consent of Danaher. NetScout in consultation with Danaher shall set a record date for Persons entitled to notice of, and to vote at, the NetScout Stockholders’ Meeting and shall not change such record date without the prior written consent of Danaher (such consent not to be unreasonably withheld, conditioned or delayed). NetScout shall use its reasonable best efforts to ensure that all proxies solicited by the NetScout Companies and their Representatives in connection with the NetScout Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, NetScout may after consultation with Danaher adjourn or postpone the NetScout Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to NetScout’s stockholders; (ii) if as of the time for which the NetScout’s Meeting is originally scheduled there are insufficient shares of NetScout Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the NetScout Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger. Nothing contained in this Agreement shall be deemed to relieve NetScout of its obligation to submit the issuance of shares of NetScout Common Stock pursuant to the First Merger to its stockholders for a vote on the approval thereof. NetScout agrees that, unless this Agreement shall have been terminated in accordance with Section 8, its obligations to hold the NetScout Stockholders’ Meeting pursuant to this Section 5.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to NetScout of any Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout or by any NetScout Change in Recommendation.

(b) Except to the extent permitted by Section 5.2(c): (i) the NetScout Board shall recommend that NetScout’s stockholders vote in favor of the issuance of shares of NetScout Common Stock pursuant to the First Merger at the NetScout Stockholders’ Meeting, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the NetScout Board recommends that NetScout’s stockholders vote to approve the issuance of shares of NetScout Common Stock pursuant to the First Merger at the NetScout Stockholders’ Meeting (such determination and recommendation being referred to as the “NetScout Board Recommendation”) and (iii) except as expressly permitted by Section 5.2(c), the NetScout Board Recommendation shall not be directly or indirectly withdrawn or modified (or proposed to be withdrawn or modified) by the NetScout Board nor any committee thereof in a manner adverse to Danaher (a “NetScout Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by the Required NetScout Stockholder Vote, the NetScout Board may effect, or cause NetScout to effect, as the case may be, a NetScout Change in Recommendation:

(i) if: (A) NetScout has not materially breached its obligations under Section 4.5; (B) after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal is made to NetScout and is not withdrawn; (C) the NetScout Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a NetScout Superior Offer; (D) the NetScout Board does not effect, or cause NetScout to effect, a NetScout Change in Recommendation at any time within four (4) business days (together with any subsequent shorter period as contemplated by clause (E) below, the “Notice

Period”) after Danaher receives (x) written notice from NetScout that the NetScout Board has determined that such Acquisition Proposal is a NetScout Superior Offer and (y) a summary of the material terms and conditions of the Acquisition Proposal and other information required to be provided pursuant to Section 4.5 (provided, a new notice shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of three (3) business days) shall begin); (E) during the applicable Notice Period, if requested by Danaher, NetScout engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Danaher to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute a NetScout Superior Offer; (F) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes a NetScout Superior Offer (taking into account any changes to the terms of this Agreement proposed by Danaher as a result of the negotiations required by clause “(E)” or otherwise); and (G) the NetScout Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such NetScout Superior Offer, a failure to make a NetScout Change in Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout Board to NetScout stockholders under applicable Legal Requirements; or

(ii) if other than in connection with or as a result of the making of an Acquisition Proposal with respect to NetScout or an Acquisition Inquiry with respect to NetScout, a material development or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the NetScout Board on the date of this Agreement occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to the NetScout Board prior to the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by the Required NetScout Stockholder Vote (such material development or change in circumstances being referred to as an “Intervening Event” (it being understood that that in no event shall (i) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 5.3, and the consequences of any such action or (ii) the receipt, existence of or terms of an Acquisition Proposal with respect to NetScout or an Acquisition Inquiry with respect to NetScout or the consequences thereof constitute an Intervening Event); (A) the NetScout Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred; (B) the NetScout Board does not effect, or cause NetScout to effect, a NetScout Change in Recommendation at any time within four (4) business days after Danaher receives written notice from NetScout that the NetScout Board has determined that an Intervening Event requires the NetScout Board to effect, or cause NetScout to effect, a NetScout Change in Recommendation (provided, a new notice shall be required with respect to any change in circumstances and a new notice period of three (3) business days shall begin); (C) during such applicable period, if requested by Danaher, NetScout engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Danaher to amend this Agreement in such a manner that obviates the need for the NetScout Board to effect, or cause NetScout to effect, a NetScout Change in Recommendation as a result of such Intervening Event; and (D) the NetScout Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a NetScout Change in Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout Board to NetScout’s stockholders under applicable Legal Requirements.

(d) (i) Nothing contained in this Section 5.2 will prohibit NetScout from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the NetScout Board may determine in good faith (after consultation with outside counsel) that it or NetScout, as applicable, is required to make under applicable Legal Requirements will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the NetScout Board shall not make a NetScout Change in Recommendation except in accordance with this Section 5.2. It is expressly understood and agreed by the parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a NetScout Change in Recommendation; provided that the NetScout Board expressly reaffirms the NetScout Board Recommendation within five (5) business days of the public announcement of any applicable Acquisition Proposal.

5.3 Regulatory Approvals and Related Matters.

(a) Each party shall file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Mergers and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing or Section 5.3(b) below, NetScout and Danaher each shall, promptly (and in any event, with respect to clause (x), within 10 business days after the date of this Agreement), prepare and file (x) the notifications required under the HSR Act and (y) any applicable mandatory foreign competition act filings in connection with the Merger. NetScout and Danaher each shall use its reasonable best efforts to cause the expiration or early termination of any waiting period under the HSR Act, and NetScout and Danaher shall each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act and any applicable mandatory foreign competition act filings (the “Antitrust Filings”); and (iii) promptly supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of NetScout and Danaher will notify the other party promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such party from, or given by such party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, NetScout or Danaher, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body (and share a copy of) such amendment or supplement. Each of NetScout and Danaher shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Mergers or any of the other Contemplated Transactions, shall keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 5.3(b), each of NetScout, Danaher, Merger Sub and Newco agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Sections 6 and 7, consummate the Mergers and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Sections 6 or 7, as applicable, to its obligations to consummate the Mergers and the other Contemplated Transactions). Without limiting the generality of the foregoing, but subject to Section 5.3(b), each party to this Agreement agrees to use its reasonable best efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Mergers and the other Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers or any of the other Contemplated Transactions (including NetScout providing a guarantee of Newco’s obligations reasonable necessary to obtain such Consents); and (iii) lift any restraint, injunction or other legal bar to the Mergers.

(c) Notwithstanding anything to the contrary in this Section 5.3, neither NetScout, Danaher, Merger Sub nor Newco shall have any obligation under this Agreement (except as specifically set forth in this Agreement, the Distribution Agreement or any other Transaction Document) to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets, except as would not, or as would not reasonably be expected to, involve the divestiture of assets that generated in the aggregate more than 10% of the combined gross revenues of the Communications Companies and the NetScout Companies for the 12 months ending June 27, 2014 (a “Burdensome Condition”) (it being understood that no such action shall be considered for purposes of determining whether a NetScout Material Adverse Effect or Newco Material Adverse Effect has occurred or is reasonably likely to occur and the parties shall not be required to take any of the foregoing actions in this clause (c) unless the effectiveness of such action is conditioned on the Closing). Notwithstanding the foregoing, no such divestiture of assets may occur if such divestiture would constitute a Disqualifying Action (as defined in the Tax Matters Agreement).

(d) Each party shall not, and shall cause its Affiliates not to, acquire or agree to acquire any business or entity, or otherwise acquire or agree to acquire any assets, if doing so could reasonably be expected to delay or prevent consummation of the Contemplated Transactions, increase the risk of not obtaining any consents of any Governmental Body necessary to consummate the Contemplated Transactions or give rise to a requirement to obtain any additional Governmental Authorizations not currently required to consummate the Contemplated Transactions.

5.4 Disclosure. NetScout and Danaher shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. Danaher shall consult with NetScout and consider the views and comments of NetScout before any of the Communications Companies or any of their Representatives sends any emails or other documents to the Newco Associates generally or otherwise communicate with the Newco Associates generally, with respect to the Mergers or any of the other Contemplated Transactions. NetScout shall consult with Danaher and consider the views and comments of Danaher before any of the NetScout Companies or any of their Representatives sends any emails or other documents to the Danaher Associates generally or otherwise communicate with the Danaher Associates generally, with respect to the Mergers or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) each party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ Global Select Market (with respect to NetScout) and the New York Stock Exchange (with respect to Danaher), in which case such party shall use its reasonable best efforts to consult in good faith with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (iii) NetScout need not consult with Danaher in connection with any press release, public statement or filing to be issued or made with respect to any NetScout Change in Recommendation.

5.5 Tax Matters.

(a) Danaher shall use reasonable best efforts to cause the delivery of the opinion contemplated by Section 7.7(a). In rendering such opinion, counsel shall be permitted to rely upon covenants and assume the accuracy of customary representations provided by (A) NetScout, Merger Sub and Merger Sub II, and (B) Danaher and Newco.

(b) NetScout shall cause Merger Sub II to be treated as a disregarded entity for U.S. federal tax purposes.

5.6 Listing. As promptly as practicable following the date hereof, NetScout shall use best efforts to cause the shares of NetScout Common Stock to be issued pursuant to the First Merger, including the NetScout Common Stock to be issued upon (a) the exercise of exchanged Danaher Options, and (b) the vesting and issuance of exchanged Danaher RSUs, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the Effective Time.

5.7 Resignation of Officers and Directors. Danaher shall obtain and deliver to NetScout at or prior to the Effective Time the resignation of each officer and director of each of the Communications Companies other than those continuing in office in accordance with Section 5.8 as officers and directors of the surviving entities in the Mergers.

5.8 Board of Directors of the Combined Company; Management of the Combined Company.

(a) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the NetScout Board shall consist of the directors set forth on Schedule 5.8(a)(i), to remain in office or to be appointed to class indicated on Schedule 5.8(a)(i) to hold office until his or her respective successor is duly elected or his or her earlier resignation or removal. NetScout shall take all actions reasonably necessary to ensure that the NetScout Board nominates, consistent with its fiduciary duties, the Danaher’s designated director indicated on Schedule 5.8(a)(ii), who shall be a Class I director of NetScout, to serve a full new term on the NetScout Board immediately following the expiration of such director’s class terms. In the event that the Danaher’s designated director (i) is unwilling or unable to serve at the Effective Time, (ii) is unwilling or unable to serve at the time of the commencement of such new term or (iii) is not nominated to serve such new term, then Danaher shall designate a replacement, acceptable to NetScout in its sole discretion, for such director prior to the Effective Time or the commencement of such new term, as applicable.

(b) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the officers of NetScout shall consist of the persons set forth on Schedule 5.8(b), each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or removal.

(c) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, (i) the boards of directors or boards of managers, if and to the extent applicable, of each Communications Company shall consist of the number of members and shall consist of the directors set forth opposite the name of such Communications Company as indicated on Schedule 5.8(c) and (ii) the officers of each Communications Company shall be the officers set forth opposite the name of the Communications Company as indicated on Schedule 5.8(c), each to hold office from and after the Effective Time until his or her respective successor is duly elected or his or her earlier resignation or removal.

5.9 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, each of NetScout, Danaher and Newco shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to approve in advance in accordance with the procedures set forth in Rule 16b-3 under the Exchange Act (and any applicable no-action letters issued by the SEC) any dispositions of Newco Common Units (including derivative securities with respect to Newco Common Units) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is subject to Section 16 of the Exchange Act with respect to Newco as an officer or director of Newco, and any acquisitions of NetScout Common Stock (including derivative securities with respect to NetScout Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is or will be subject to Section 16 of the Exchange Act with respect to NetScout as an officer or director of NetScout. At least 10 days prior to the Closing Date, Danaher shall furnish the following information to NetScout for each Person who, immediately after the Effective Time, will become subject to the requirements of Section 16 of the Exchange Act with respect to NetScout as an officer or director of NetScout (to the extent then known): (a) the number of Newco Common Units held by such Person and expected to be exchanged for shares of NetScout Common Stock pursuant to the First Merger; (b) the number of shares of Danaher Common Stock underlying Danaher Equity Awards held by such Person and expected to be exchanged by NetScout into shares of NetScout Common Stock in connection with the First Merger; (c) the number of other derivative securities (if any) with respect to Danaher Common Stock or Newco Common Units held by such Person and expected to be converted into shares of NetScout Common Stock or derivative securities with respect to NetScout Common Stock in connection with the First Merger; and (d) the EDGAR codes for each such Person.

5.10 Name of the Combined Company and Headquarters. The name of NetScout and its headquarters will not be changed at the Effective Time or as a result of the Mergers or any of the other Contemplated Transactions.

5.11 Obligations of Merger Subs and Newco. NetScout shall take all action necessary to cause the Merger Subs and, after the Effective Time, the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable, to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement. Danaher shall take all action necessary to cause Newco, prior to the Effective Time, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.12 Securityholder Litigation.

(a) Danaher shall give NetScout the right to participate in the defense or settlement of any securityholder litigation against Danaher and/or the Danaher Board relating to the Contemplated Transactions. In no event shall Danaher enter into or agree to any settlement with respect to such securityholder litigation without NetScout’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) NetScout shall give Danaher the right to participate in the defense or settlement of any securityholder litigation against NetScout and/or the NetScout Board relating to the Contemplated Transactions. In no event shall NetScout enter into or agree to any settlement with respect to such securityholder litigation without Danaher’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) For purposes of this Section 5.12, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in Section 5.12(a) or Section 5.12(b), as applicable.

5.13 Financial Statements.

(a) Danaher shall engage its auditors to perform an audit of the financial statements of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) and will use its reasonable best efforts to provide NetScout, as promptly as practicable after the date hereof and prior to November 15, 2014, with (i) the audited combined and consolidated financial statements of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring), including the combined and consolidated balance sheets of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) as of December 31, 2012 and December 31, 2013, and the combined and consolidated statements of earnings, cash flows and parent equity of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) for the years ended December 31, 2011, December 31, 2012 and December 31, 2013 together with a report on the financial statements from the independent accounts for the Communications Business (collectively, the “Audited Financial Statements”) and (ii) the unaudited combined and consolidated financial statements of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) for applicable interim periods ending prior to the date of this Agreement required for SEC filings, prepared from the books and records of Danaher and its Subsidiaries and in accordance with GAAP consistently applied and the rules and regulations of the SEC, including the requirements of Regulation S-X and the Public Company Accounting Oversight Board Rules, and which present fairly in all material respects the combined financial position and combined results of operations of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) as of the dates and for the periods shown therein (except as otherwise noted therein) (it being understood, however, that the Communications Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Audited Financial Statements and the unaudited interim financial statements of the Communications Business will reflect certain cost allocations made that may not reflect what would have been incurred if the Communications Business had been a standalone business). Danaher will use reasonable best efforts to procure, at its expense, the delivery of the consents of its independent accountants required to be filed with the NetScout Form S-4 Registration Statement or any future registration statement until such independent accountant consents are no longer required.

(b) Danaher shall use its reasonable best efforts to, as promptly as practicable and no later than forty five (45) calendar days after the end of any fiscal quarter or sixty (60) calendar days after the end of any fiscal year (or as promptly thereafter as possible), prepare and furnish to NetScout copies of financial statements of the Communications Business as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date, in each case together with the notes thereto, and prepared from the books and records of Danaher and its Subsidiaries and in accordance with GAAP with no exception or qualification thereto (it being understood, however, that the Communications Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the financial statements of the Communications Business will reflect certain cost allocations made that may not reflect what would have been incurred if the Communications Business had been a standalone business) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X, and, in the case of the combined financial statements of the Communications Business for any fiscal year, Danaher shall use its reasonable best efforts to ensure that such financial statements shall be audited and accompanied by a report of the independent accountants for the Communications Business and for any quarterly period, Danaher shall use its reasonable best efforts to ensure that such financial statements shall be reviewed by the independent accountants for the Communications Business. When delivered, such financial statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Communications Business as of the dates and for the periods shown therein. Danaher acknowledges that NetScout’s ability to comply with its obligations under Section 5.1 depend, in part, on Danaher’s timely compliance with this Section 5.13, and therefore NetScout shall be afforded a reasonable period to comply with such obligations based upon the timing of Danaher providing the financial statements herein contemplated.

(c) In connection with the filing of the NetScout Form S-4 Registration Statement and other SEC filings, Danaher shall use its reasonable efforts during the Pre-Closing Period and after the Closing to (i) cooperate with NetScout to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Danaher to discuss the materials prepared and delivered pursuant to this Section 5.13(c). NetScout shall, promptly upon request by the Danaher, reimburse Danaher for all documented and reasonable out-of-pocket costs incurred by Danaher or its Subsidiaries for actions taken at the request of NetScout pursuant to this Section 5.13(c) following the Closing.

5.14 Financing. Danaher and the Communications Companies shall, and shall cause their respective Representatives to, use commercially reasonable efforts to provide such cooperation (including with respect to timeliness) to NetScout, at NetScout’s sole expense, in connection with the arrangement of the Debt Financing as may be reasonably requested by NetScout, including by using commercially reasonable efforts in providing to NetScout and its Debt Financing Sources from time to time information regarding the Communications Companies reasonably requested by the lenders providing the Debt Financing (it being understood that such information shall not be required to be of a level of detail greater than the information made available by Danaher to NetScout in the virtual data room maintained by Danaher on the Data Site from Merrill Corporation); provided that, in all cases, such activities do not interfere with or disrupt the operation and management of the Communications Business; provided, however, that, irrespective of the above, no obligation of Danaher or its Subsidiaries (including the Communications Companies) under any certificate, document or instrument shall be effective until the Effective Time (except for customary pre-filing of UCC financing statements) and none of Danaher or its Subsidiaries (including the Communications Companies) shall be required to take any action (A) under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time (except, in any such case, for customary pre-filing of UCC financing statements) or (B) that would reasonably be expected to cause any director, officer or employee of Danaher or its Subsidiaries (including the Communications Companies) to incur any personal liability. For the avoidance of doubt, none of the Danaher or the Communications Companies shall be required to pay any commitment or other similar fee in connection with, or incur any other expenses or costs associated with NetScout’s arrangement of the Debt Financing. NetScout shall, promptly upon request by the Danaher, reimburse

Danaher for all documented and reasonable out-of-pocket costs incurred by Danaher or its Subsidiaries (including the Communications Companies) in connection with this Section 5.14. NetScout shall indemnify and hold harmless Danaher and its Subsidiaries (including the Communications Companies) and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, reasonable expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.14) and any information utilized in connection therewith (other than information relating to Danaher and its Subsidiaries (including the Communications Companies) provided by Danaher in writing specifically for use in the Debt Financing offering documents); provided, however, that NetScout shall not be obligated to indemnify and hold harmless Danaher and its Subsidiaries (including the Communications Companies) and their respective Representatives pursuant to this sentence the extent any such otherwise indemnifiable proximately resulted from the willful misconduct, gross negligence or fraud of Danaher and its Subsidiaries (including the Communications Companies). Further, and for avoidance of doubt, NetScout’s obligations to effect the Contemplated Transactions shall not be subject to its ability to obtain Debt Financing, or any alternative financing, nor shall they be subject to any form of financing contingency.

5.15 Covenant Not to Compete.

(a) In furtherance of the Mergers and the Contemplated Transactions, Danaher covenants and agrees that, for a period beginning on the Effective Time and ending on the two (2) year anniversary of the Effective Time, neither Danaher nor any of its Subsidiaries shall, without the prior written consent of NetScout, engage in, directly or indirectly, the Communications Business as conducted as of the Effective Time (the “NetScout Restricted Business”) anywhere throughout the world. Notwithstanding anything to the contrary in the foregoing:

(i) Nothing in this Section 5.15(a) shall prohibit Danaher or its Subsidiaries from engaging in the businesses conducted by Danaher or its Subsidiaries (excluding the Communications Business) as of the Effective Time;

(ii) The restrictions set forth in this Section 5.15(a) shall not apply to any joint venture or non-consolidated entity in which Danaher or its Subsidiaries owns a non-controlling interest;

(iii) Danaher may acquire interests in or securities of any Person engaged in the NetScout Restricted Business where the revenues of such Person that are derived from the NetScout Restricted Business are (A) thirty-five percent (35%) or less of such Person’s total revenues or (B) less than $50,000,000 annually;

(iv) In the event that Danaher completes a business combination transaction with a Person that is engaged in any NetScout Restricted Business, which transaction results in the holders of the voting securities of Danaher outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of Danaher or the surviving entity in the transaction or any parent thereof outstanding immediately after the consummation of such transaction, such surviving entity or parent or any of its Subsidiaries or Affiliates (but not Danaher or any of its Subsidiaries) may engage in any NetScout Restricted Business;

(v) Nothing set forth in this Section 5.15(a) shall prohibit Danaher or its Subsidiaries from owning not in excess of 10% in the aggregate of any class of capital stock or other equity interest of any publicly traded Person engaged in the NetScout Restricted Business;

(vi) Danaher may acquire interests in or securities of any Person as an investment by their pension funds or funds of any other benefit plan of Danaher whether or not such Person is engaged in any NetScout Restricted Business; and

(vii) Danaher may perform its obligations under this Agreement and the Transaction Documents.

The parties hereto acknowledge and agree that nothing herein shall be deemed to require Danaher to give notice to or obtain the consent of NetScout in order to engage in any activity or transaction of the types described in Section 5.15(a)(i) through (vii).

(b) Danaher acknowledges and agrees that the covenants included in Section 5.15(a) are, taken as a whole, reasonable in their geographic and temporal coverage and Danaher shall not raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that (i) if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.15 is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 5.15 shall be enforceable as so modified and (ii) in the event such court does not exercise the power granted to it in the prior clause, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. Danaher acknowledges and agrees that in the event of a breach by Danaher of the provisions of this Section 5.15, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, NetScout may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or preliminary and final injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof, without the necessity of proving actual damages or posting a bond.

5.16 Non-Solicitation of Employees. Danaher and NetScout each agree that, except as specifically set forth below, for a period of three (3) years from and after the Closing Date (the “Non-Solicit Period”), they shall not, and they shall cause their respective Subsidiaries not to, without the prior written consent of the other party, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of the other party or the other party’s Subsidiary), or solicit to enter into a consulting agreement with, (a) for the first year of the Non-Solicit Period, any employee or category of employee and (b) for the second and third year of the Non-Solicit Period, any executive officer or senior manager, in each case, of the other party or the other party’s Subsidiaries. The restrictions set forth in this Section 5.16 shall not apply to (i) general solicitations (such as advertisements) for employment placed by a party or any party’s Subsidiary and not specifically targeted at the other party’s employees (or the employees of a Subsidiary of the other party), (ii) responding to or hiring any employee of the other party (or of the other party’s Subsidiary) who contacts a party without any prior solicitation (other than as permitted by clause (i) above) or (iii) the solicitation or hiring of (or entering into a consulting agreement with) any employee of the other party (or the other party’s Subsidiary) who is contacted by a recruitment agency (provided that such party and its Representatives did not identify any employees of the other party to such recruitment agency or otherwise instruct such agency to target any employees of the other party), in each case with no other action by such party or its Representatives in violation of this provision.

5.17 Agreement for Exchange of Information.

(a) Generally. NetScout and its Affiliates, on the one hand, and Danaher and its Affiliates, on the other hand, will provide, or cause to be provided, to the other party, at any time after the Effective Time and until the later of (x) the sixth anniversary of the Effective Time and (y) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party), any Shared Information specifically identified in such written request in its possession or under its control in order to enable the applicable party to comply with Legal Requirements. Each of NetScout and Danaher agree to make their respective personnel reasonably available during regular business hours to discuss any Shared Information exchanged pursuant to this Section 5.17. The requesting party shall, promptly upon request by the party providing such information, reimburse the providing party for all documented and reasonable third-party out-of-pocket costs incurred by providing party or its Subsidiaries in connection with this Section 5.17(a).

(b) Financial Information.

(i) Until the end of the sixth full fiscal year occurring after the Closing Date, Danaher and its Subsidiaries will cooperate in good faith with NetScout to enable NetScout to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements that include the financial results of Newco or any of the Communications Companies. NetScout agrees to promptly reimburse Danaher for the reasonable out-of-pocket third-party costs, if any, incurred in connection with this Section 5.17(b)(i).

(ii) Until the end of the sixth full fiscal year occurring after the Closing Date, NetScout and its Subsidiaries will cooperate in good faith with Danaher to enable Danaher to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Communications Companies were consolidated with those of Danaher. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) NetScout will authorize and direct its auditors to make available to Danaher’s auditors, within a reasonable time prior to the date of Danaher’s auditors opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Newco and (y) work papers related to such annual audits and quarterly reviews, to enable Danaher’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Newco’s auditors as it relates to Danaher’s auditors’ opinion or report and (ii) until all governmental audits are complete, NetScout will provide reasonable access during normal business hours for Danaher’s internal auditors, counsel and other designated representatives to (x) the premises of the Communications Companies all Information (and duplicating rights) within the knowledge, possession or control of the Communications Companies and (y) the officers and employees of the Communications Companies, so that Danaher may conduct reasonable audits relating to the financial statements provided by the Communications Companies; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Communications Companies. Danaher agrees to promptly reimburse NetScout for the reasonable out-of-pocket third-party costs, if any, incurred in connection with this Section 5.17(b)(ii).

(c) Ownership of Information. Any Information owned at a particular moment in time by a party hereto that is provided to another party hereto pursuant to this Section 5.17(c) remains the property of the party that owned and provided such Information. Except as expressly provided in the Transaction Documents, no party hereto nor any of their Affiliates hereunder grants or confers rights of license in any Information owned by such party or any of its Affiliates to any other party hereto or its Affiliates hereunder.

(d) Record Retention. Each party hereto agrees to use its commercially reasonable efforts to retain all Shared Information that relates to the operations of the Communications Business or any of the Communications Companies in its respective possession or control at the Effective Time for a period of six (6) years following the Effective Time. Notwithstanding the foregoing, Section 7.02 of the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

(e) Costs of Providing Information. Except as provided in Section 5.17(f), the party to this Agreement requesting Shared Information will be responsible for paying the third-party fees and expenses incurred by the parties in connection with complying with the provisions of this Section 5.17.

(f) Production of Witnesses; Privileged Matters. With respect to (i) the production of witnesses and (ii) the attorney-client and work product privileged information, following the Effective Time, the respective rights and obligations of Danaher and its Subsidiaries, on the one hand, and the Communications Companies, on the other hand, to produce witnesses and to maintain, preserve, assert or waive any or all privileges will be governed by the provisions of Sections 5.02 and 5.03, respectively, of the Distribution Agreement.

5.18 Certain Compensation Actions. Prior to the Closing and except as would not reasonably be expected to result in material liability to NetScout, NetScout will take all actions necessary, including adopting any required plan amendments and obtaining any necessary consents, such that the transactions contemplated by this Agreement (either alone or in connection with any other circumstance or event) will not (i) constitute a change in control, change of control or other triggering event under any NetScout Benefit Plan or NetScout Benefit Arrangement or otherwise result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any NetScout Associate or (ii) result in any payment or benefit in respect of any NetScout Associate that would reasonably be expected to be a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF NETSCOUT AND MERGER SUB

The obligations of NetScout and Merger Sub to effect the First Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Danaher Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality or “Newco Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of Danaher (other than the Danaher Designated Representations) shall have been accurate in all respects as of the date of this

Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality or “Newco Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, individually or in the aggregate, a Newco Material Adverse Effect.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that Danaher, Newco or the other Communications Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statements. The NetScout Form S-4 Registration Statement and the applicable Newco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; no stop order shall have been issued by the SEC and each shall remain in effect; no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC; and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities laws shall have expired and (ii) if the Distribution is effected in whole or in part as a Spin-Off (as defined in the Distribution Agreement), the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

6.4 NetScout Stockholder Approval. The issuance of shares of NetScout Common Stock pursuant to the First Merger shall have been duly approved by the applicable Required NetScout Stockholder Vote.

6.5 Separation and Distribution. The transactions contemplated by the Distribution Agreement shall have been consummated in accordance with and subject to the terms of this Agreement and the Distribution Agreement, and the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement, the Lease Agreement and the IP License Agreement each shall have been executed and delivered by the parties (other than NetScout or Merger Subs) thereto.

6.6 Certificate. NetScout and Merger Sub shall have received a certificate executed by the Chief Executive Officer of Danaher confirming that the conditions set forth in Sections 6.1, 6.2, 6.5 and 6.7 have been duly satisfied.

6.7 No Newco Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Newco Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Newco Material Adverse Effect.

6.8 Governmental Approvals. Any waiting period applicable to the consummation of the First Merger under the HSR Act shall have expired or been terminated.

6.9 Listing. The shares of NetScout Common Stock to be issued pursuant to the First Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

6.11 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Mergers or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect NetScout’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the limited liability company interests of the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable; (c) relating to the Mergers or the other Contemplated Transactions and that would reasonably be expected to result in a Burdensome Condition; (d) seeking to compel any of the Communications Companies, NetScout or any Subsidiary of NetScout to dispose of or hold separate any material assets or material business as a result of the Mergers or any of the other Contemplated Transactions that would be a Burdensome Condition; or (e) relating to the Mergers or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on NetScout, Danaher or any of the Communications Companies.

6.12 FIRPTA Matters. Danaher shall have delivered to NetScout a statement described in Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations certifying that the interests of Newco are not U.S. real property interests.

7. CONDITIONS PRECEDENT TO OBLIGATION OF DANAHER AND NEWCO

The obligations of Danaher and Newco to effect the First Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the NetScout Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality or “NetScout Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of NetScout and Merger Sub (other than the NetScout Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality or “NetScout Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, individually or in the aggregate, a NetScout Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that NetScout and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statements. The NetScout Form S-4 Registration Statement and the applicable Newco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; no stop order shall have been issued by the SEC and each shall remain in effect; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

7.4 NetScout Stockholder Approval. The issuance of shares of NetScout Common Stock pursuant to the First Merger shall have been duly approved by the applicable Required NetScout Stockholder Vote.

7.5 Separation and Distribution. The transactions contemplated by the Distribution Agreement shall have been consummated in accordance with and subject to the terms of this Agreement and the Distribution Agreement, and the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement and the Lease Agreement each shall have been executed and delivered by the parties (other than Danaher, Newco and the other Communications Companies) thereto.

7.6 Ruling. Danaher shall have received the Ruling, and such Ruling continues to be in effect; provided, however, that the condition set forth in this Section 7.6 shall be deemed to be satisfied or waived on June 30, 2015.

7.7 Opinion and Certificate. Danaher shall have received the following opinion and certificate, each of which shall be in full force and effect:

(a) a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or if Skadden, Arps, Slate, Meagher & Flom LLP is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm or accounting firm reasonably acceptable to Danaher, in form and substance reasonably acceptable to Danaher, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the transfer of assets from Danaher to Newco pursuant to the Distribution Agreement, taken together with the Distribution, will qualify as a reorganization pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code that is tax-free to Danaher, the Danaher stockholders and Newco, in each case for U.S. federal income tax purposes, (ii) each of the Internal Distributions should qualify as a transaction that is tax-free pursuant to Sections 355, 361 and/or 368 of the Code, in each case for U.S. federal income tax purposes; and (iii) the Mergers will be treated as a tax-free reorganization in which no gain will be recognized for U.S. federal income tax purposes. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP (or such other law firm or accounting firm) may rely upon customary assumptions and representations reasonably satisfactory to it, including, with respect to clause (iii) of the preceding sentence, representations set forth in certificates of officers of NetScout, Merger Sub and Danaher, in substantially the forms attached hereto as Exhibits E and F; and

(b) a certificate executed by the Chief Executive Officer of NetScout confirming that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.8 have been duly satisfied.

7.8 No NetScout Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any NetScout Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a NetScout Material Adverse Effect.

7.9 Governmental Approvals. Any waiting period applicable to the consummation of the First Merger under the HSR Act shall have expired or been terminated.

7.10 Listing. The shares of NetScout Common Stock to be issued pursuant to the First Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

7.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

7.12 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Mergers or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect NetScout’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the limited liability company interests of the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable; (c) relating to the Mergers or the other Contemplated Transactions and that would reasonably be expected to result in a Burdensome Condition; (d) seeking to compel any of the Communications Companies, NetScout or any Subsidiary of NetScout to dispose of or hold separate any material assets or material business as a result of the Mergers or any of the other Contemplated Transactions that would be a Burdensome Condition; or (e) relating to the Mergers or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on NetScout, Danaher or any of the Communications Companies.

7.13 Directors. Effective as of the Effective Time, the directors of NetScout shall be as provided in Section 5.8.

8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by NetScout’s stockholders):

(a) by mutual written consent of NetScout and Danaher;

(b) by either NetScout or Danaher if the First Merger shall not have been consummated by October 12, 2015 (such applicable date, the “End Date”); provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the First Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either NetScout or Danaher if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

(d) by either Danaher or NetScout if: (i) the NetScout Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and NetScout’s stockholders shall have taken a final vote on the issuance of shares of NetScout Common Stock pursuant to the First Merger; and (ii) the issuance of shares of NetScout Common Stock pursuant to the First Merger shall not have been approved at the NetScout Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required NetScout Stockholder Vote;

(e) by Danaher (at any time prior to the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by the Required NetScout Stockholder Vote) if a NetScout Triggering Event shall have occurred, but only within the first twenty (20) business days after NetScout has confirmed in writing to Danaher that a NetScout Triggering Event has occurred;

(f) by NetScout if: (i) any of Danaher’s or Newco’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not then be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not then be satisfied; or (ii) any of Danaher’s or Newco’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Danaher’s or Newco’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Danaher or Newco is curable by Danaher or Newco by the End Date and Danaher and Newco is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then NetScout may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that NetScout Danaher gives Danaher notice of such inaccuracy or breach

(g) by Danaher if: (i) any of NetScout’s or Merger Subs’ representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not then be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not then be satisfied; or (ii) any of NetScout’s or Merger Subs’ covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of NetScout’s or Merger Subs’ representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by NetScout or the Merger Subs is curable by NetScout or the Merger Subs by the End Date and Danaher is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Danaher may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Danaher gives NetScout notice of such inaccuracy or breach; or

(h) by NetScout, on or after June 30, 2015, if all of the conditions set forth in Section 6 and Section 7 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied by such date) other than: (i) Sections 6.5 and 7.5 (but only to the extent that such condition remains unsatisfied solely due to the failure of Section 7.7(a) to be satisfied or waived); and (ii) Section 7.7(a); provided that NetScout shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) without providing Danaher with at least 14 calendar days prior written notice (during which period Danaher may satisfy or waive such condition).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Mergers are consummated; provided, however, that NetScout and Danaher shall share equally all printing costs and all filing fees incurred in connection with the filing by the parties hereto of any notice or other document under the HSR Act and applicable foreign competition filings. For the avoidance of doubt, all Liabilities incurred by the Communications Companies in connection with the Contemplated Transactions are deemed to be Liabilities of Danaher.

(b) In the event that:

(i) this Agreement is terminated by Danaher pursuant to Section 8.1(e); or

(ii) this Agreement is terminated (x) by either NetScout (but only if Danaher could have terminated pursuant to Section 8.1(b)) or Danaher pursuant to Section 8.1(b) or (y) by Danaher pursuant to Section 8.1(g), and (A) after the date of this Agreement but before any such termination a bona fide Acquisition Proposal with respect to NetScout shall have been made or communicated to NetScout or shall have been made directly to the shareholders of NetScout generally, and (B) within nine (9) months after such termination NetScout shall have reached a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal; provided that for purposes of this clause (B) all references in the definition of Acquisition Proposal to 15% shall instead refer to 50%;

then NetScout shall pay to Danaher, in cash by wire transfer of same-day funds, (1) in the case of a fee payable pursuant to clause (b)(i) above, within two business days after termination of this Agreement or (2) in the case of a fee payable pursuant to clause (b)(ii) above, upon consummation of an Acquisition Proposal, a nonrefundable fee in the amount of $55,000,000 (the “NetScout Termination Fee”). Notwithstanding the foregoing sentence, for purposes of this Section 8.3(b), any termination of this Agreement under Section 8.1(b) by NetScout shall be deemed to be a termination of this Agreement under Section 8.1(g) if Danaher is entitled to terminate this Agreement under Section 8.1(e) or Section 8.1(g) (or would have been entitled to terminate this Agreement but for Danaher’s inability to terminate this Agreement as a result of any applicable waiting or notice period as prescribed in such provisions), respectively, at the time of such termination by NetScout.

(c) In the event that this Agreement is terminated by NetScout or Danaher pursuant to Section 8.1(d), and (A) after the date of this Agreement but before the termination of this

Agreement a bona fide Acquisition Proposal with respect to NetScout shall have been made or communicated to NetScout or shall have been made directly to the shareholders of NetScout generally, and (B) within nine (9) months after such termination NetScout shall have reached a definitive agreement to consummate, or shall have consummated, an Acquisition Proposal, then NetScout shall, upon consummation of an Acquisition Proposal, pay Danaher the NetScout Termination Fee, in cash by wire transfer of same-day funds; provided that for purposes of this clause (B) all references in the definition of Acquisition Proposal to 15% shall instead refer to 50%.

(d) In the event that Danaher shall be entitled to receive the NetScout Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Danaher in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 8.3(d), the parties agree that the payments contemplated by Section 8.3(b) and Section 8.3(c) represent the sole and exclusive remedy of Danaher in respect of a termination pursuant to Section 8.1 and that, except for the payment expressly set forth in this Section 8.3, Danaher and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against NetScout or its Affiliates, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against NetScout (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of the NetScout Companies) in connection with or arising out of the termination of this Agreement, any breach of or by any party giving rise to such termination or the failure of the Mergers and the other Contemplated Transactions to be consummated. The parties hereby agree that the NetScout Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Danaher and Newco relating to any willful breach or willful failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive such NetScout Termination Fee.

(e) If a party fails to pay when due any amount payable by such party under this Section 8.3(e), then: (i) such party shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3(e); and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 350 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (B) the maximum rate permitted by applicable Legal Requirements.

(f) Notwithstanding anything to the contrary contained in this Agreement, NetScout in no event shall be obligated to pay more than one such NetScout Termination Fee with respect to all such agreements and occurrences and such termination.

9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective NetScout Board and Danaher Board at any time prior to the Effective Time (whether before or after approval of the issuance of NetScout Common Stock pursuant to the First Merger by NetScout’s stockholders); provided, however, that, after any such approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by NetScout’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Select Market requires further approval of NetScout’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement (including under Section 6, with respect to NetScout and Merger Sub and Section 7 with respect to Danaher and Newco), unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations, Warranties and Agreements. The covenants and agreements that by their terms are to be performed following the Closing pursuant to this Agreement, the Distribution Agreement or any other Transaction Agreement shall survive the Closing in accordance with their terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. Except as provided in the immediately following sentence, none of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. Solely for purposes of the indemnification provisions set forth in Article IV of the Distribution Agreement, the representations and warranties set forth in the first sentence of Section 2.6(a), Section 2.6(b), the first sentence of Section 2.8(d) and Section 2.8(g) shall survive until the one (1) year anniversary of the Closing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, including the schedules, exhibits and amendments hereto and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; and (b) each of the parties irrevocably waives the right to trial by jury. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.8 will be effective service of process for any claim, action, suit or other proceeding in the Court of Chancery of the State of Delaware or, to the extent required by law, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6 Disclosure Letters. The Danaher Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The NetScout Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Danaher Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Danaher and Newco contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements; and (b) each statement or other item of information set forth in the NetScout Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of NetScout and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The Danaher Disclosure Letter and NetScout Disclosure Letter shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made without the prior written consent of Danaher and NetScout, as applicable. Any purported update or modification to the Danaher Disclosure Letter or NetScout Disclosure Letter after the date hereof without the prior written consent of Danaher and NetScout, as applicable, shall be disregarded.

9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two business days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following business day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to NetScout or Merger Sub:

NetScout Systems, Inc.
310 Littleton Road
Westford, Massachusetts 01886
Tel: (978) 614-4000
Attention:	Anil Singhal
E-mail:	Anil.Singhal@netscout.com
Facsimile:	(978) 614-4004

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, Massachusetts 02116
Tel: (617) 937-2319
Attention:	Miguel J. Vega and
Barbara Borden
E-mails:	mvega@cooley.com
bborden@cooley.com
Facsimile:	(617) 937-2400

if to Danaher or Newco:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn: Attila Bodi
E-mail:	attila.bodi@danaher.com
Facsimile:	(202) 419-7676
Attn:	Jonathan Schwarz
E-mail:	jonathan.schwarz@danaher.com
Facsimile:	(202) 419-7668

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Tel: (212) 735-3000
Attention:	Joseph A. Coco
Thomas W. Greenberg
E-mail:	joseph.coco@skadden.com
thomas.greenberg@skadden.com
Facsimile:	(212) 735-2000

9.9 Cooperation. NetScout and Merger Subs, on the one hand, and Danaher and Newco, on the other hand, agree to cooperate fully with Danaher and Newco and NetScout and Merger Subs, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10 Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
Name:	Anil K. Singhal
Title:	President and Chief Executive Officer

RS MERGER SUB I, INC.

By:	/s/ Jean Bua
Name:	Jean Bua
Title:	Chief Executive Officer

RS MERGER SUB II, LLC

By:	/s/ Jean Bua
Name:	Jean Bua
Title:	Manager

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Executive Vice President and Chief Financial Officer

POTOMAC HOLDING LLC

By:	/s/ Frank T. McFaden
Name:	Frank T. McFaden
Title:	Vice President and Treasurer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by NetScout to Danaher or Newco or by Danaher to NetScout) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by NetScout to Danaher or Newco or by Danaher to NetScout) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Subsidiaries, or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries; or (iii) in which such Entity or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 15% or more of the fair market value of the consolidated assets of such Entity or any of its Subsidiaries; or

(c) any liquidation or dissolution of such Entity or any of its Subsidiaries.

Affiliate. An “affiliate” of any Person shall mean any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

Agreement. “Agreement” shall mean this Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Arbor Networks. “Arbor Networks” shall mean Danaher’s Arbor Networks business.

Business Day. A “business day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the Commonwealth of Massachusetts or the District of Columbia.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

Communications Business. “Communications Business” shall mean the communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its Subsidiaries; provided, however, that the “Communications Business” shall exclude Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business.

Communications Companies. “Communications Companies” shall mean Newco and its Subsidiaries after giving effect to the Newco Transfer.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of July 29, 2014, between Danaher and NetScout.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Mergers, the Distribution and the other transactions contemplated by the Transaction Documents.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Danaher Affiliate. “Danaher Affiliate” shall mean any Person under common control with any of the Communications Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Danaher Associate. “Danaher Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to Danaher or its Subsidiaries. For the avoidance of doubt, “Danaher Associate” includes each Newco Associate.

Danaher Board. “Danaher Board” shall mean Danaher’s board of directors.

Danaher Common Stock. “Danaher Common Stock” shall mean the common stock, $0.01 par value per share, of Danaher.

Danaher Designated Representations. “Danaher Designated Representations” shall mean the representations and warranties set forth in Sections 2.3, 2.18, 2.20 and 2.22.

Danaher Disclosure Letter. “Danaher Disclosure Letter” shall mean the Danaher Disclosure Letter that has been prepared by Danaher in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by Danaher to NetScout concurrently with the execution of this Agreement.

Danaher Employee Agreement. “Danaher Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) Danaher or any of its Subsidiaries; and (b) any Newco Associate, other than any such Contract that is (i) terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Communications Company to make any severance, termination, change in control or similar payment or to provide any benefit or (ii) mandated by a Governmental Body.

Danaher Employee Plan. “Danaher Employee Plan” shall mean each plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by Danaher or any of its Subsidiaries for the benefit of any Newco Associate; or (b) with respect to which any of the Communications Companies has or may incur or become subject to any liability or obligation; provided, however, that (i) a Danaher Employee Agreement shall not be considered a Danaher Employee Plan and (ii) in no event shall any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body be considered to be a Danaher Employee Plan.

Danaher Equity Award. “Danaher Equity Award” shall mean any Danaher Option and Danaher RSU that is issued and unexercised at the Effective Time, and which is assumed by NetScout or converted by NetScout into an equity award relating to NetScout Common Stock, in each case in accordance with the Employee Matters Agreement.

Danaher Option Plans. “Danaher Option Plans” shall mean Danaher’s 1998 Stock Option Plan, Danaher’s 2007 Stock Incentive Plan, Tektronix Communications’ 2002 Stock Incentive Plan and Tektronix Communications’ Stock Incentive Plan.

Danaher Options. “Danaher Options” shall mean options to purchase shares of Danaher Common Stock from Danaher (whether granted by Danaher pursuant to the Danaher Option Plans, assumed by Danaher or otherwise).

Danaher Pension Plan. “Danaher Pension Plan” shall mean each: (a) Danaher Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Danaher RSU. “Danaher RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Danaher Common Stock by Danaher, whether granted by Danaher pursuant to a Danaher Option Plan, assumed by Danaher in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Danaher SEC Documents. “Danaher SEC Documents” shall mean all registration statements, proxy statements, Danaher certifications and other statements, reports, schedules, forms and other documents filed by Danaher with the SEC, including all amendments thereto, since January 1, 2013.

DBS License Agreement. “DBS License Agreement” shall have the meaning set forth in the Distribution Agreement.

Debt Financing. “Debt Financing” shall mean any debt financing entered into by the NetScout Companies in connection with the Contemplated Transactions, including the amendment of the NetScout Credit Agreements.

Derivative. “Derivative” means: (i) any derivative work (as defined in Section 101 of the U.S. Copyright Act) of any copyrighted work; and (ii) all improvements, modifications, alterations, adaptations, enhancements and new versions of any technology.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DLLCA. “DLLCA” shall mean the Delaware Limited Liability Company Act.

Distribution. “Distribution” shall have the meaning set forth in the Distribution Agreement.

Distribution Agreement. “Distribution Agreement” shall mean the Separation and Distribution Agreement by and between Danaher, NetScout and Newco dated of even date with this Agreement, as it may be amended from time to time in accordance with the terms thereof.

DOL. “DOL” shall mean the U.S. Department of Labor.

Employee Matters Agreement. “Employee Matters Agreement” shall have the meaning set forth in the Distribution Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

Excluded Liabilities. “Excluded Liabilities” shall have the meaning set forth in the Distribution Agreement.

Fluke Networks. “Fluke Networks” shall mean Danaher’s Fluke Networks Enterprise business, excluding Danaher’s data communications cable installation business and its communication service provider (field and test tool systems) business.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange and the NASDAQ Global Select Market).

Government Bid. “Government Bid” shall mean any offer to sell made by the Communications Companies or the NetScout Companies, as applicable, prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been made thirty (30) days or more prior to the date of this Agreement

Government Contract. “Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind, between the Communications Companies or the NetScout Companies, as applicable, on one hand, and (i) any Governmental Body, (ii) any prime contractor of a Governmental Body in its capacity as a prime contractor or (iii) any subcontractor at any tier with respect to a contract with a Governmental Body if such subcontractor is acting in its capacity as a subcontractor, on the other hand.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Information. “Information” shall mean information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, rights in software, databases, documentation, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which exist under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Internal Distributions. “Internal Distributions” shall mean those steps of the Internal Restructuring, currently corresponding to Steps 1, 2, 3, 5, 8, 9, 10, 11, and 12 of the Preliminary Plan, as set forth in Schedule 1.01(b) to the Distribution Agreement, and as will be finally described in the Plan of Reorganization as contemplated in Section 1.01(b) of the Distribution Agreement.

Internal Restructuring. “Internal Restructuring” shall have the meaning set forth in the Distrubtion Agreement.

IP License Agreement. “IP License Agreement” shall have the meaning ascribed to the Cross-License Agreement in the Distribution Agreement.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge of Danaher. “Knowledge of Danaher” or a similar phrase shall mean the actual knowledge, after reasonable investigation, of (i) James A. Lico, (ii) David Naemura, (iii) Doug Grandstaff, (iv) Jonathan L. Schwarz and (v) Rick King.

Knowledge of NetScout. “Knowledge of NetScout” or a similar phrase shall mean the actual knowledge, after reasonable investigation, of (i) Anil Singhal, (ii) Jean Bua, (iii) Jeff Levinson and (iv) Michael Szabados.

Lease Agreement. “Lease Agreement” shall have the meaning ascribed to the Commercial Lease Agreement in the Distribution Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange and the NASDAQ Global Select Market).

Made Available. Any statement in this Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to any information, document or other material to which Danaher has given NetScout or its Representatives access: either (x) (i) such information, document or material was made available by Danaher for review by NetScout or NetScout’s Representatives at least eighteen hours prior to the execution of this Agreement in the physical data room (a list of such documents and materials have been provided by Danaher to NetScout outside legal counsel) or the virtual data room maintained by Danaher on the Data Site from Merrill Corporation in connection with the transactions contemplated by this Agreement (it being understood that a document that was only made available for review in the physical or virtual data room in the eighteen hours prior to the execution of this Agreement shall only be deemed to have been made available if

Danaher shall have promptly notified and given immediate access to NetScout or its outside legal counsel that such document was provided or uploaded into the physical or virtual data room); and (ii) NetScout or NetScout’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by Danaher, with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR Database; and (b) with respect to any information, document or other material to which NetScout has given Danaher access: either (x) (i) such information, document or material was made available by NetScout for review by Danaher or Danaher’s Representatives at least eighteen hours prior to the execution of this Agreement in the virtual data room maintained by NetScout with Data Site from Merrill Corporation in connection with the transactions contemplated by this Agreement (it being understood that a document that was only made available for review in the virtual data room in the eighteen hours prior to the execution of this Agreement shall only be deemed to have been made available if NetScout shall have promptly notified Danaher or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) Danaher and Danaher’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by NetScout, with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database. As used in this definition of “Made Available”, the term “file” and variations thereof shall be construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

NetScout Affiliate. “NetScout Affiliate” shall mean any Person under common control with any of the NetScout Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

NetScout Associate. “NetScout Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the NetScout Companies or of or to any NetScout Affiliate.

NetScout Board. “NetScout Board” shall mean NetScout’s board of directors.

NetScout Common Stock. “NetScout Common Stock” shall mean the Common Stock, $0.001 par value per share, of NetScout.

NetScout Companies. “NetScout Companies” shall mean: (a) NetScout; and (b) each of NetScout’s Subsidiaries, including Merger Subs.

NetScout Contract. “NetScout Contract” shall mean any Contract: (a) to which any of the NetScout Companies is a party; (b) by which any of the NetScout Companies or any NetScout IP or any other asset of any of the NetScout Companies is or may become bound or under which any of the NetScout Companies has, or may become subject to, any obligation; or (c) under which any of the NetScout Companies has or may acquire any right or interest.

NetScout Credit Agreements. “NetScout Credit Agreements” shall mean that certain Credit and Security Agreement, dated as of December 21, 2007, by and among NetScout, KeyBank National Association, as joint lead arranger, sole book runner and administrative agent, Wells Fargo Bank, National Association, as joint lead arranger and co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Bank of America, N.A., as co-syndication agent, and Silicon Valley Bank and Comerica Bank, as co-documentation agents, and the Lenders party thereto, as amended by First Amendment Agreement, dated as of December 4, 2009, to the Credit and Security Agreement, dated as of December 21, 2007, by and among NetScout, Keybank National Association, as lead arranger, sole book runner and administrative agent, Silicon Valley Bank and Wells Fargo Foothill, LLC, as co-syndication agents, and Comerica Bank, as documentation agent, and the Lenders party thereto.

NetScout Designated Representations. “NetScout Designated Representations” shall mean the representations and warranties set forth in Sections 3.3, 3.18, 3.20 and 3.22.

NetScout Disclosure Letter. “NetScout Disclosure Letter” shall mean the NetScout Disclosure Letter that has been prepared by NetScout in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by NetScout to Danaher concurrently with the execution of this Agreement.

NetScout Employee. “NetScout Employee” shall mean any director or any officer or any other employee of any of the NetScout Companies.

NetScout Employee Agreement. “NetScout Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the NetScout Companies; and (b) any NetScout Employee, other than any such Contract that is (i) terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any NetScout Company to make any severance, termination, change in control or similar payment or to provide any benefit or (ii) mandated by a Governmental Body.

NetScout Employee Plan. “NetScout Employee Plan” shall mean each plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the NetScout Companies for the benefit of any NetScout Employee; or (b) with respect to which any of the NetScout Companies has or may incur or become subject to any liability or obligation; provided, however, that (i) a NetScout Employee Agreement shall not be considered a NetScout Employee Plan and (ii) in no event shall any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body be considered to be a NetScout Employee Plan.

NetScout Equity Award. “NetScout Equity Award” shall mean each NetScout Option and NetScout RSU.

NetScout Form S-4 Registration Statement. “NetScout Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by NetScout in connection with the issuance of NetScout Common Stock pursuant to the First Merger, as said registration statement may be amended prior to the time it becomes effective under the Securities Act.

NetScout Interim Balance Sheet. “NetScout Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of NetScout and its consolidated Subsidiaries as of June 30, 2014.

NetScout IP. “NetScout IP” shall mean: (a) all Intellectual Property constituting, and all Intellectual Property Rights embodied by, the NetScout Products and for which NetScout has (or purports to have) ownership rights; and (b) all other material Intellectual Property Rights with respect to which any of the NetScout Companies has (or purports to have) an ownership interest.

NetScout Material Adverse Effect. “NetScout Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of NetScout and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a NetScout Material Adverse Effect: (i) conditions generally affecting the industry in which NetScout competes or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the NetScout Companies taken as a whole, relative to other companies in the industry in which the NetScout Companies operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on NetScout Companies taken as a whole, relative to other companies in the industry in which the NetScout Companies operate; (iii) changes in the trading price or trading volume of NetScout Common Stock (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of NetScout Common Stock may give rise to a NetScout Material Adverse Effect and may be taken into account in determining whether a NetScout Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to NetScout or any of its Subsidiaries, to the extent that such conditions do not have a disproportionate impact on NetScout Companies taken as a whole, relative to other companies in the industry in which the NetScout Companies operate; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a NetScout Material Adverse Effect and may be taken into account in determining whether a NetScout Material Adverse Effect has occurred); (vi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or Contracts) and any related decrease in sales volume of NetScout Products; or (viii) any items disclosed on Part 3 of the NetScout Disclosure Letter, or (b) would prevent or materially impair NetScout from complying with its obligations hereunder or consummating the Contemplated Transactions.

NetScout Option Plans. “NetScout Option Plans” shall mean NetScout’s: 1999 Stock Option and Incentive Plan, Amended and Restated 2007 Equity Incentive Plan, and 2011 Employee Stock Purchase Plan.

NetScout Options. “NetScout Options” shall mean options to purchase shares of NetScout Common Stock from NetScout (whether granted by NetScout pursuant to the NetScout Option Plans, assumed by NetScout or otherwise).

NetScout Pension Plan. “NetScout Pension Plan” shall mean each: (a) NetScout Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

NetScout Product. “NetScout Product” shall mean any product or service (i) both (x) designed or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the NetScout Companies as of the date of this Agreement, including the products listed in Part 3.8 of the NetScout Disclosure Letter. The NetScout Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary NetScout Products”.

NetScout RSU. “NetScout RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of NetScout Common Stock by NetScout, whether granted by NetScout pursuant to a NetScout Option Plan, assumed by NetScout in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

NetScout Superior Offer. “NetScout Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of NetScout Common Stock or at least a majority of the assets of NetScout (whether through a tender offer, merger or otherwise), that is determined by the NetScout Board, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to NetScout’s stockholders than the combination with Newco, (ii) is reasonably likely to be completed, taking into account any financing and approval requirements that the NetScout Board determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the NetScout Board determines to be relevant, and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed.

NetScout Triggering Event. A “NetScout Triggering Event” shall be deemed to have occurred if (a) the NetScout Board shall have failed to recommend that NetScout’s stockholders vote to approve the issuance of shares of NetScout Common Stock pursuant to the First Merger, or shall have directly or indirectly withdrawn or modified in a manner adverse to Danaher the NetScout Board Recommendation, (b) NetScout shall have failed to include in the Proxy Statement/Prospectus the NetScout Board Recommendation, (c) NetScout shall have failed to publicly recommend against any publicly announced Acquisition Proposal with respect to NetScout or publicly announced Acquisition Inquiry with respect to NetScout, and reaffirm the NetScout Board Recommendation in connection therewith, within ten (10) business days of the request of Danaher, (d) the NetScout Board shall have approved, endorsed or recommended any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 4.5(b)), (e) NetScout shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (f) NetScout shall have breached in any material respect Section 4.5 of this Agreement.

Newco Assets. “Newco Assets” shall have the meaning ascribed to the Communications Assets in the Distribution Agreement.

Newco Associate. “Newco Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to the Communications Business or any of the Communications Companies.

Newco Common Units. “Newco Common Units” shall mean the limited liability company interests of Newco which are designated as “Common Units” pursuant to the Newco LLC Agreement.

Newco Contract. “Newco Contract” shall mean any Contract: (a) to which any of the Communications Companies is a party; (b) by which any of the Communications Companies or any Newco IP or any other asset of any of the Communications Companies is or may become bound or under which any of the Communications Companies has, or may become subject to, any obligation; or (c) under which any of the Communications Companies has or may acquire any right or interest.

Newco Employee. “Newco Employee” has the meaning set forth in the Employee Matters Agreement.

Newco IP. “Newco IP” shall mean: (a) all Intellectual Property constituting, and all Intellectual Property Rights embodied by, the Newco Products and for which Danaher has (or purports to have, including as a result of the transfers under the Distribution Agreement) ownership rights; and (b) all other material Intellectual Property Rights with respect to which any of the Communications Companies has (or purports to have, including as a result of the transfers under the Distribution Agreement) an ownership interest.

Newco LLC Agreement. “Newco LLC Agreement” shall mean the Limited Liability Company Agreement of Potomac Holding LLC, dated as of October 11, 2014 (as may be amended).

Newco Material Adverse Effect. “Newco Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of the Communications Companies taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Newco Material Adverse Effect: (i) conditions generally affecting the industry in which the Communications Companies compete or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Communications Companies taken as a whole, relative to other companies in the industry in which the Communications Companies operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Communications Companies, taken as a whole, relative to other companies in the industry in which the Communications Companies operate; (iii) changes in the trading price or trading volume of Danaher Common Stock (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Danaher Common Stock may give rise to a Newco Material Adverse Effect and may be taken into account in determining whether a Newco Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to the Communications Companies, to the extent that such conditions do not have a disproportionate impact on the Communications Companies taken as a whole, relative to other companies in the industry in which the Communications Companies operate; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Newco Material Adverse Effect and may be taken into account in determining whether a Newco Material Adverse Effect has occurred); (vi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or Contracts) and any related decrease in sales volume of Newco Products; or (viii) any items disclosed on Part 2 of the Danaher Disclosure Letter, or (b) would prevent or materially impair Danaher from complying with its obligations hereunder or consummating the Contemplated Transactions.

Newco Membership Interest. “Newco Membership Interest” shall mean the Newco Common Units and any other limited liability company interests issued by Newco.

Newco Product. “Newco Product” shall mean any product or service (i) both (x) designed or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the Communications Business or the Communications Companies as of the date of this Agreement, including the products listed in Part 2.8 of the Danaher Disclosure Letter. The Newco Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary Newco Products”.

Newco Transfer. “Newco Transfer” shall have the meaning set forth in the Distribution Agreement.

Newco Web Site. “Newco Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Communications Companies.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Operating Profit. “Operating Profit” shall mean the earnings before income taxes of the Communications Business, taken as a whole, for the fiscal year ended December 31, 2013, calculated in a manner consistent with GAAP consistently applied but before (1) impairment of intangible assets, (2) intangible amortization, (3) stock based compensations, (4) corporate allocations and (5) allocations from Fluke Industrial or Tektronix Instruments, calculated in a manner consistent with Schedule 1.11(b).

Order. “Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

Permitted Encumbrances. “Permitted Encumbrances” shall mean (i) any lien for current taxes not yet due and payable as of the Closing Date or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (ii) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of such Newco Leased Real Property or NetScout Leased Real Property, as applicable, or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Newco Leased Real Property or NetScout Leased Real Property, as applicable, or the operation of the business thereon; (iii) easements, covenants, conditions, restrictions and other similar matters of record, or matters that would be disclosed by a true and correct survey, affecting title to any Newco Leased Real Property or NetScout Leased Real Property, as applicable, that do not or would not materially impair the use or occupancy of such Newco Leased Real Property or NetScout Leased Real Property, as applicable, in the operation of the business conducted thereon; and (iv) solely with respect to the Communications Companies, liens described in Part 2.6(a) of the Danaher Disclosure Letter or created in connection with the Debt Financing, and solely with respect to the NetScout Companies, liens described in Part 3.6 of the NetScout Disclosure Letter.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Plan of Reorganization. “Plan of Reorganization” shall have the meaning set forth in the Distribution Agreement.

Proxy Statement/Prospectus. “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to NetScout’s stockholders in connection with the NetScout Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release. “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives. “Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

Ruling. “Ruling” shall mean a private letter ruling from the IRS addressing the tax consequences of certain aspects of the Internal Distributions, the Distribution and/or the related transactions that were discussed in the pre-submission memorandum dated September 11, 2014 submitted by Ernst & Young LLP on behalf of Danaher.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shared Information. “Shared Information” shall mean (i) all Information provided by any of Danaher or its Affiliates (including the Communications Companies) to any of NetScout or its Affiliates hereunder prior to the Effective Time, and (ii) any Information in the possession or under the control of Danaher, NetScout or their respective Affiliates that relates to the operation of the Communications Business or any Communications Company prior to the Effective Time and that the requesting party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities and Tax Legal Requirements) by a Governmental Body having jurisdiction over the requesting party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of NetScout, the Communications Companies or Danaher and their respective Affiliates, as the case may be.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

Tax Matters Agreement. “Tax Matters Agreement” shall mean the Tax Matters Agreement in substantially the form attached to the Distribution Agreement as Exhibit A.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Tektronix Communications. “Tektronix Communications” shall mean Danaher’s Tektronix Communications business.

Trademark License Agreement. “Trademark License Agreement” shall have the meaning set forth in the Distribution Agreement.

Transaction Documents. “Transaction Documents” shall mean this Agreement, the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement, the Lease Agreement, and the Voting Agreement.

Transition Services Agreement. “Transition Services Agreement” shall mean the Transition Services Agreement in substantially the form attached to the Distribution Agreement as Exhibit B.

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:

Term	Section
Antitrust Filings	5.3	(a)
Audited Financial Statements	5.13	(a)
Burdensome Condition	5.3	(c)
Closing	1.3
Closing Date	1.3
Communications Business Unaudited Financial Statements	2.4	(a)
Communications Company Returns	2.13

Term	Section
Danaher	Preamble
Effective Time	1.3
End Date	8.1	(b)
Environmental Laws	2.15
Environmental Liabilities	2.15
Exchange Agent	1.6	(b)
Exchange Fund	1.6	(b)
FCPA	2.11	(a)
First Merger	Recitals
First Merger Surviving Entity	1.1	(a)
Hazardous Materials	2.15
Intervening Event	5.2	(c)(ii)
Merger Sub(s)	Preamble
Merger Sub II	Preamble
Mergers	Recitals
NetScout	Preamble
NetScout Board Recommendation	5.2	(b)
NetScout Certifications	3.4	(a)
NetScout Change in Recommendation	5.2	(b)
NetScout Company Returns	3.13	(a)
NetScout ESPP	3.3	(c)
NetScout Inbound Licenses	3.8	(b)
NetScout Leased Real Property	3.7	(b)
NetScout Material Contract	3.9	(a)
NetScout Material Inbound Licenses	3.8	(b)
NetScout Material Registered IP	3.8	(a)
NetScout Restricted Business	5.15	(a)
NetScout SEC Documents	3.4	(a)
NetScout Stockholders’ Meeting	5.2	(a)
NetScout Termination Fee	8.3	(b)
Newco	Preamble
Newco Inbound Licenses	2.8	(b)
Newco Leased Real Property	2.7	(b)
Newco Material Contract	2.9	(a)
Newco Material Inbound Licenses	2.8	(b)
Newco Material Registered IP	2.8	(a)

Newco Registration Statements	5.1	(a)

Per Share Merger Consideration	1.5	(a)(iii)
Pre-Closing Period	4.1
Required Merger Sub Stockholder Vote	3.20
Required NetScout Stockholder Vote	3.20

Term	Section
Second Merger	Recitals
Second Merger Effective Time	1.3
Second Merger Surviving Entity	1.1	(b)
Schedule TO	5.1	(a)
Shrink-Wrap	2.8	(b)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

NETSCOUT SYSTEMS, INC.,

a Delaware corporation;

RS MERGER SUB I, INC.,

a Delaware corporation;

RS MERGER SUB II, LLC,

a Delaware limited liability company

DANAHER CORPORATION,

a Delaware corporation; and

POTOMAC HOLDING LLC,

a Delaware limited liability company

Dated as of October 12, 2014

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits

Exhibit B:	Voting Agreement
Exhibit C:	Form of Certificate of Formation of Newco
Exhibit D:	Form of Limited Liability Company Agreement of First Merger Surviving Entity
Exhibit E:	Form of Officers Certificate of NetScout and Merger Sub
Exhibit F:	Form of Officers Certificate of Danaher

Danaher Disclosure Letter

Part 2 – Newco Material Adverse Effect

Part 2.1 – Subsidiaries; Due Organization; Etc.

Part 2.2 – Certificate of Formation and Other Governing Documents

Part 2.3 – Capitalization, Etc.

Part 2.4 – Financial Statements

Part 2.5 – Absence of Changes

Part 2.6 – Title to and Sufficiency of Assets

Part 2.7 – Real Property; Leasehold

Part 2.8 – Intellectual Property; Privacy

Part 2.9 – Contracts

Part 2.10 – Compliance with Legal Requirements; Regulatory Matters

Part 2.11 – Anti-Corruption Compliance; Export Control and Sanctions Compliance

Part 2.13 – Tax Matters

Part 2.14 – Employee and Labor Matters; Benefit Plans

Part 2.17 – Legal Proceedings; Orders

Part 2.21 – Non-Contravention; Consents

Part 2.22 – Financial Advisor

Part 4.2 – Operation of the Business of the Communications Companies

NetScout Disclosure Letter

Part 3.1 – Subsidiaries; Due Organization; Etc.

Part 3.2 – Certificate of Incorporation and Bylaws

Part 3.3 – Capitalization, Etc.

Part 3.4 – SEC Filings; Financial Statements

Part 3.5 – Absence of Changes

Part 3.6 – Title to and Sufficiency of Assets

Part 3.7 – Real Property; Leasehold

Part 3.8 – Intellectual Property; Privacy

Part 3.9 – Contracts

Part 3.10 – Compliance with Legal Requirements; Regulatory Matters

Part 3.11 – Anti-Corruption Compliance; Export Control and Sanctions Compliance

Part 3.13 – Tax Matters

Part 3.14 – Employee and Labor Matters; Benefit Plans

Part 3.17 – Legal Proceedings; Orders

Part 3.21 – Non-Contravention; Consents

Part 3.22 – Financial Advisor

Part 4.3 – Operation of the Business of the NetScout Companies

Schedule 1.11(b) – Operating Profit

Schedule 5.8(a) – Board of Directors of the Combined Company

Schedule 5.8(b) – Management of NetScout

Schedule 5.8(c) – Board, Officers and Managers of Communications Companies

NetScout Systems, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that NetScout Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.